                                                                   Exhibit 10.37


                                                                  EXECUTION COPY

================================================================================





                          SECURITIES PURCHASE AGREEMENT

                                     between

                       NEXSTAR BROADCASTING GROUP, L.L.C.
                                   as Issuer,

                                       and

                      BANCAMERICA CAPITAL INVESTORS I, L.P

                                  as Purchaser

                                ---------------

                           Dated as of August 7, 2001

                                ---------------





================================================================================

                                                 TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
ARTICLE I  DEFINITIONS............................................................................................1

         SECTION 1.01               Definitions...................................................................1
         SECTION 1.02               Accounting Terms; Financial Statements.......................................15

ARTICLE II  PURCHASE AND SALE....................................................................................16

         SECTION 2.01               Purchase and Sale of Purchased Interests.....................................16

ARTICLE III  CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO CLOSE..............................................16

         SECTION 3.01               Representations and Warranties...............................................16
         SECTION 3.02               Compliance with this Agreement...............................................16
         SECTION 3.03               No Material Adverse Change...................................................16
         SECTION 3.04               No Adverse Proceedings.......................................................16
         SECTION 3.05               Transaction Documents........................................................17
         SECTION 3.06               Officer's Certificate........................................................17
         SECTION 3.07               Secretary's Certificates.....................................................17
         SECTION 3.08               Good Standing Certificates...................................................17
         SECTION 3.09               Purchase Permitted by Applicable Laws........................................18
         SECTION 3.10               Consents and Approvals.......................................................18
         SECTION 3.11               Legal Opinions...............................................................18
         SECTION 3.12               Disbursement Instructions....................................................18
         SECTION 3.13               Other Assurances.............................................................18
         SECTION 3.14               Fees.........................................................................18
         SECTION 3.15               Policy Regarding Board Observers.............................................18
         SECTION 3.16               Reorganization...............................................................18

ARTICLE IV  CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE.................................................18

         SECTION 4.01               Representations and Warranties...............................................19
         SECTION 4.02               Compliance with this Agreement...............................................19
         SECTION 4.03               Payment of Purchase Price....................................................19
         SECTION 4.04               Transaction Documents........................................................19
         SECTION 4.05               Issuance Permitted by Requirements of Laws...................................19
         SECTION 4.06               Consents and Approvals.......................................................19
         SECTION 4.07               Other Assurances.............................................................19

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................19

         SECTION 5.01               Organization; Powers; Qualification; Capitalization..........................19
         SECTION 5.02               Corporate Authorization; No Contravention....................................20
         SECTION 5.03               Governmental Consents........................................................20
         SECTION 5.04               Binding Effect...............................................................20
         SECTION 5.05               Financial Statements.........................................................20
         SECTION 5.06               Private Offering.............................................................21
         SECTION 5.07               Debt Documents...............................................................21

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
         SECTION 5.08               No Material Adverse Effect...................................................21
         SECTION 5.09               Adverse Proceedings, Etc.....................................................22
         SECTION 5.10               Certain Fees.................................................................22
         SECTION 5.11               Disclosure...................................................................22
         SECTION 5.12               Transactions with Affiliates.................................................22

ARTICLE VI  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER......................................................22

         SECTION 6.01               Organization, Authorization; No Contravention................................22
         SECTION 6.02               Governmental Consents........................................................22
         SECTION 6.03               Binding Effect...............................................................23
         SECTION 6.04               Accredited Investor; Purchase for Own Account................................23
         SECTION 6.05               ERISA........................................................................23
         SECTION 6.06               Broker's, Finder's or Similar Fees...........................................23
         SECTION 6.07               Governmental Authorization; Third Party Consent..............................23

ARTICLE VII  AFFIRMATIVE COVENANTS...............................................................................23

         SECTION 7.01               Financial Statements.........................................................23
         SECTION 7.02               Certificate; Other Information...............................................24
         SECTION 7.03               Other Notices................................................................25
         SECTION 7.04               FCC Information..............................................................25
         SECTION 7.05               FCC Licenses and Regulatory Compliance.......................................25
         SECTION 7.06               License Lapse................................................................25
         SECTION 7.07               Maintenance of Corporate, Limited Liability Company or Partnership Existence,
                                    etc..........................................................................26
         SECTION 7.08               Maintenance of Property; Insurance...........................................26
         SECTION 7.09               Compliance with Laws, etc....................................................26
         SECTION 7.10               Books and Records; Inspection................................................26
         SECTION 7.11               Use of Proceeds..............................................................26
         SECTION 7.12               Amendment to Maturity Date...................................................27

ARTICLE VIII  NEGATIVE COVENANTS.................................................................................27

         SECTION 8.01               Business Conducted...........................................................27
         SECTION 8.02               Certain Security Issuances...................................................27
         SECTION 8.03               Limitation on Modifications of Charter Documents and Certain Other Agreements27
         SECTION 8.04               Limitation on Certain Restrictions on Subsidiaries...........................28
         SECTION 8.05               Consolidations, Mergers, Acquisitions, etc...................................28
         SECTION 8.06               Transactions with Affiliates.................................................28
         SECTION 8.07               Financial Covenants..........................................................29
         SECTION 8.08               Restricted Payments..........................................................31
         SECTION 8.09               Limitation on Restrictive Agreements.........................................32
         SECTION 8.10               Changes to Board Observer Policy.............................................32

ARTICLE IX  ANTI-DILUTION PROTECTION.............................................................................32

         SECTION 9.01               Dilutive Issuances...........................................................32
         SECTION 9.02               Other Adjustments............................................................33


ARTICLE X  REDEMPTION............................................................................................34

         SECTION 10.01              Put Rights...................................................................34
         SECTION 10.02              Call Rights..................................................................35
         SECTION 10.03              Closing......................................................................35

ARTICLE XI  EVENTS OF NONCOMPLIANCE..............................................................................36

         SECTION 11.01              Events of Noncompliance......................................................36
         SECTION 11.02              Remedies.....................................................................37

ARTICLE XII  INDEMNIFICATION.....................................................................................38

         SECTION 12.01              Indemnification..............................................................38
         SECTION 12.02              Notification.................................................................38

ARTICLE XIII  MISCELLANEOUS......................................................................................39

         SECTION 13.01              Survival.....................................................................39
         SECTION 13.02              Notices......................................................................39
         SECTION 13.03              Successors and Assigns.......................................................40
         SECTION 13.04              Remedies Cumulative..........................................................40
         SECTION 13.05              Amendments, Waivers and Consents.............................................40
         SECTION 13.06              Counterparts.................................................................41
         SECTION 13.07              Headings.....................................................................41
         SECTION 13.08              Governing Law................................................................41
         SECTION 13.09              Jurisdiction.................................................................41
         SECTION 13.10              Severability.................................................................41
         SECTION 13.11              Rules of Construction........................................................41
         SECTION 13.12              Entire Agreement.............................................................41
         SECTION 13.13              Certain Expenses.............................................................41
         SECTION 13.14              Publicity....................................................................42
         SECTION 13.15              Further Assurances...........................................................42

                         INDEX OF EXHIBITS AND SCHEDULES

                  Exhibit                            Description
                  -------                            -----------
                  Exhibit A                          Form of Registration Agreement

                  Exhibit B                          Form of Subordination Agreement

                  Exhibit C                          Funds Flow Memorandum

                  Exhibit D                          Legal Opinion of Kirkland & Ellis

                  Exhibit E                          Legal Opinion of Arter & Hadden

                  Exhibit F                          Board Observer Policy


                  Schedules                          Description
                  ---------                          -----------

                  Schedule 5.01(a)                   Authorized and Issued Interests of the Company and Record
                                                     Owners of Such Interests

                  Schedule 5.01(b)                   Authorized and Issued Capital Stock of Company's
                                                     Subsidiaries and Record Owners of Such Stock

                  Schedule 5.01(c)                   Outstanding Warrants, Calls, Rights or Other
                                                     Commitments of the Company or its Subsidiaries

                  Schedule 5.08                      Material Subsequent Events

                  Schedule 5.12                      Transactions with Affiliates

                          SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT is dated as of August 7, 2001, between NEXSTAR BROADCASTING GROUP, L.L.C., a Delaware limited liability company (the "Company"), and BANCAMERICA CAPITAL INVESTORS I, L.P., a Delaware limited partnership (the "Purchaser" or "BACI").

                              Statement of Purpose

         The Company proposes to issue certain membership Interests to the Purchaser for an aggregate purchase price of $40,000,000 in order to provide funds for the refinancing of existing debt, future acquisitions, the expansion of the Company's operations, and for working capital and general corporate purposes.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01 Definitions. As used in this Agreement, capitalized terms used without definition herein shall have the respective meanings set forth in the LLC Agreement (defined below) and the following terms have the meanings indicated in this Section 1.01:

         "ABRY" means, collectively, ABRY II and ABRY III.


         "ABRY II" means ABRY Broadcast Partners II, L.P., a Delaware limited partnership.


         "ABRY III" means ABRY Broadcast Partners III, L.P., a Delaware limited partnership.


         "ABRY Capital Contribution Agreements" means (a) the Capital Contribution Agreement, dated effective as of January 12, 2001, executed and delivered by ABRY III, the Company and Nexstar Finance, in favor of the administrative agent and the banks under the Senior Loan Agreement, as the same may be amended or modified pursuant to Section 14(b) thereof, and (b) the ABRY II Agreement referred to therein.

          "ABRY Convertible Preferred Interests" means (a) the convertible preferred interests of NFH II that are outstanding on the date hereof or issued hereafter to ABRY or its Affiliates in accordance with the provisions hereof and the limited liability company agreement of NFH II as in effect on the date hereof and (b) any convertible preferred interests of Nexstar Finance Holdings issued after the date hereof to ABRY or its Affiliates in accordance with the provisions hereof and having terms and conditions substantially similar to, and not materially more favorable to ABRY than, those set forth in the limited liability company agreement of NFH II as in effect on the date hereof.

         "Additional Preferred Interests" is defined in Section 8.02(a) of this Agreement.

         "Adverse Proceeding" means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the

Company or any of its respective Subsidiaries), at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any claims relating to Environmental Laws), whether pending or, to the knowledge of the Company or any of its respective Subsidiaries, threatened against or affecting the Company or any of its respective Subsidiaries or any property of the Company or any of its respective Subsidiaries.

         "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. In no event shall the Purchaser be deemed to be an Affiliate of the Company for the purposes of this Agreement.

         "Agreement" means this Securities Purchase Agreement, including the Schedules and Exhibits hereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "Antidilution Interests" has the meaning set forth in Section 9.02(a).

         "Available Funds" means, with respect to any redemption of Interests pursuant to Article IX, the amount of funds of the Company, if any, available for such redemption without violation or breach of the Senior Loan Documents, any other Contractual Obligation restricting the Company or any of its Subsidiaries or Section 18-607 of the Delaware Limited Liability Company Act or any similar provision of corporate, limited liability company or partnership law.

         "Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

         "Bastet/Mission" means Bastet Broadcasting, Inc. and Mission Broadcasting of Wichita Falls, Inc.


         "Bastet/Mission Entity" means Bastet/Mission and any Person that is a direct or indirect Subsidiary of Bastet/Mission.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

         "Board of Directors" means, as to any Person, the board of directors of such Person (or if such Person is a limited liability company, the manager or board of managers of such Person), or similar governing body or any duly authorized committee thereof.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York City are authorized or required by law to close.

         "Capital Expenditures" means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries with respect to such period which should be capitalized according to GAAP on a consolidated balance sheet of such Person and its Subsidiaries, including all expenditures with respect to fixed or capital assets which should be so capitalized and, without duplication, the amount of all Capital Lease Obligations; it being understood that "Capital Expenditures" shall not include, without duplication, payments made or accrued in respect of Film Obligations or Consolidation Expenses.

         "Capital Lease Obligations" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (a) any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or securities (whether voting or nonvoting, whether preferred, common or otherwise, and including any stock appreciation, contingent interest or similar right) and (b) any option, warrant, security or other right (including debt securities or other evidence of Indebtedness) directly or indirectly convertible into or exercisable or exchangeable for, or otherwise to acquire directly or indirectly, any capital stock, partnership, membership, joint venture or other ownership or equity interest, participation or security described in clause (a) above.

         "Capital Value" means, with respect to any Interest, any stated amount which such Interest is entitled to receive upon liquidation of the Company or in connection with distributions pursuant to Article IV of the LLC Agreement or any successor provision.

         "Change of Control" means the occurrence of any of the following:

         (a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

         (b) the liquidation, dissolution of or the adoption of a plan relating to the liquidation or dissolution of the Company, NFH II (except as permitted in Section 7.07), Nexstar Finance Holdings or Nexstar Finance;

         (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, NFH II (except as permitted in Section 7.07), Nexstar Finance Holdings or Nexstar Finance measured by voting power rather than number of shares or interests; or

         (d) the first day on which a majority of the members of the Board of Directors of the Company, NFH II (except as permitted in Section 7.07), Nexstar Finance Holdings or Nexstar Finance are not Continuing Directors.

         "Charter Documents" means, with respect to any Person, (a) the articles or certificate of formation, incorporation or organization (or the equivalent organizational documents) of such Person, (b) the bylaws, partnership agreement, limited liability company agreement or regulations (or the equivalent governing documents) of such Person and (c) each document setting forth the designation, amount and relative rights, limitations and preferences of any class or series of such Person's Capital Stock or of any rights in respect of such Person's Capital Stock.

         "Class A Interests" means the Class A-1 Interests and Class A-2 Interests of the Company as defined and otherwise described in the LLC Agreement.

         "Class B Interests" means the Class B-1 Interests and Class B-2 Interests of the Company as defined and otherwise described in the LLC Agreement.

         "Class C Interests" means the Class C Interests of the Company as defined and otherwise described in the LLC Agreement.

         "Class D Interests" means the Class D-1 Interests and Class D-2 Interests of the Company as defined and otherwise described in the LLC Agreement.

         "Class D-2 Interests" means the Class D-2 Interests of the Company as defined and otherwise described in the LLC Agreement.

         "Closing" has the meaning set forth in Section 2.01.

         "Closing Date" has the meaning set forth in Section 2.01.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

         "Common Interests" means the Class A Interests, the Class B Interests, the Class C Interests and the Class D Interests.

         "Compliance Certificate" means, as to any Person, a certificate of the Chief Executive Officer, President, Chief Financial Officer or Vice President of such Person, certifying that the Company and its Subsidiaries are in compliance with all material terms and conditions of this Agreement, substantially in the same form, to the extent applicable, as required under the Senior Loan Documents.

         "Consolidated Amortization Expense" means, for any period, for any Person, the consolidated amortization expense (including goodwill) of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "Consolidated Depreciation Expense" means, for any period, for any Person, the depreciation expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

         "Consolidated Interest Expense" means, for any period, for any Person, the interest expense of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, including, without duplication, total interest expense for such period (including interest attributable to Capital Lease Obligations) with respect to all outstanding Indebtedness of such Person and its Subsidiaries, capitalized interest and all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, as such amounts may be increased or decreased by the net income (or loss) from Interest Rate Protection Agreements of such Person for such period.

         "Consolidated Net Income" means, for any period, for any Person, the net income (or loss) of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded, without duplication, (a) income of any Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person, except to the extent of the amount of any dividends or other distributions actually paid by or to such Person or any Wholly-Owned Subsidiary of such Person during such period, (b) income of any other Person accrued prior to the date (i) any such other Person becomes a Subsidiary of the Person whose net income is being determined, (ii) any such other Person is merged into such Person whose net income is being determined or any Subsidiary of such Person whose net income is being determined or (iii) the assets of any such other Person are acquired by the Person whose net income is being determined or by any Subsidiary of such Person whose net income is being determined, (c) any after-tax gains and after-tax losses attributable to extraordinary and non-recurring items, including Recovery Events and Dispositions outside the ordinary course of business and any after-tax gains on pension reversions received by such Person or its Subsidiaries, and (d) to the extent included in calculating such Consolidated Net Income, non-cash revenue and non-cash expenses earned or incurred by such Person or any of its Subsidiaries.

         "Consolidated Operating Cash Flow" means, for any period, for any Person, (a) Consolidated Net Income of such Person for such period plus (b) (to the extent deducted in calculating such Consolidated Net Income) the sum of, without duplication, (i) Consolidated Depreciation Expense, (ii) Consolidated Amortization Expense, (iii) Consolidated Interest Expense, (iv) income tax expenses for such Person and its Subsidiaries (other than any such expense paid or payable during such period in connection with extraordinary gains), and (v) recurring and non-recurring non-cash losses and expenses (determined on a consolidated basis) less (c) the sum of (i) Film Cash Payments accrued or becoming due and payable during such period (without duplication) and (ii) (to the extent included in calculating such Consolidated Net Income) non-cash revenues, in each case calculated, if applicable, on a Pro Forma Basis (except for purposes of calculating the Consolidated Unit Coverage Ratio) after giving effect to (A) any sale or disposition of any Station as if the same were consummated or became effective on the first day of such period and (B) any purchase or acquisition of any Person or Station, or the entering into of any Local Marketing Agreement, Joint Sales Agreement and/or Shared Services Agreement pursuant to Section 8.05(a) as if the same were consummated or became effective on the first day of such period, each as determined on a consolidated basis in accordance with GAAP after eliminating all intercompany items; provided, that in connection with any purchase or acquisition or the commencement of the operation of any Station pursuant to any Local Marketing Agreement, Joint Sales Agreement and/or Shared Services Agreement, Consolidated Operating Cash Flow shall reflect adjustments thereto for anticipated changes in network compensation for such period to be effected within 120 days after any such acquisition or commencement, commissions for national representatives and other items of revenue or expense (including as the result of a reduction in the number of employees within 120 days after the date of any such acquisition, purchase or commencement), in each case as approved pursuant to the Senior Loan Agreement.

         "Consolidated Total Leverage Ratio" means, on any date, the ratio of
(a) the sum of (i) all outstanding Indebtedness of the Company and its Subsidiaries as of such date, determined on a Pro Forma Basis, (ii) the aggregate Unpaid Series AA Preferred Return as of such date, (iii) the aggregate Unreturned Series AA Preferred Interest Capital Value of all Series AA Preferred Interests outstanding on such date (excluding, for the purposes of this definition, any Series AA Preferred Interest Redemption Premium, as defined in the LLC Agreement), and (iv) the unpaid Capital Value and any accrued but unpaid return on any Additional Preferred Interests (excluding any redemption premium amount) to (b) the Consolidated Operating Cash Flow of the Company and its Subsidiaries for the applicable Measurement Period relating to such date.

         "Consolidation Expenses" means, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries with respect to such period related to the consolidation of Stations.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company, as applicable, who (a) was a member of such Board of Directors on the Closing Date; (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or (c) was nominated by Principals beneficially owning at least 20% of the Voting Stock of the Company.

         "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, lease, loan agreement, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

         "Control Investment Affiliate" means any Person, any other Person which
(a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies or a Person controlled by such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Debt Documents" means, collectively, the Senior Loan Documents, the Discount Note Documents and the High Yield Note Documents.

         "Discount Note Documents" means the Discount Note Indenture and each other related loan or credit document as defined and referred to in the Discount
Note Indenture, as amended, restated, supplemented or otherwise modified from time to time.

         "Discount Note Indenture" means the Indenture dated as of May 17, 2001 among NFH II, Nexstar Finance Holdings, Inc., Nexstar Equity Corp., the Guarantors named therein (including the Company) and United States Trust Company, as Trustee, relating to the $36,988,000 aggregate principal amount 16% Senior Subordinated Notes due 2009, as amended, restated, supplemented or otherwise modified from time to time.

         "Disposition" means the direct or indirect sale, assignment, lease (as lessor), transfer, conveyance or other disposition (including, without limitation, dispositions of or pursuant to Local Marketing Agreements, Joint Sales Agreement or Shared Services Agreements or pursuant to Sale and Leaseback Transactions; provided, that any Sale and Leaseback Transaction shall be on terms and conditions satisfactory to the Required Holders), in a single transaction or a series of related transactions, by any Nexstar Entity to any Person (other than the Company or any Wholly-Owned Subsidiary of the Company) of any assets or property of any Nexstar Entity, excluding (a) assets or property disposed of in the ordinary course of business of such Nexstar Entity and (b) inventory, Real Property or equipment no longer used or useful in the business of such Nexstar Entity; provided, that in any event the term "Disposition" shall mean and include sales, assignments, leases (as lessor), transfers, conveyances or other dispositions (including, without limitation, pursuant to Local Marketing Agreements, Joint Sales Agreements or Shared Services Agreements) of principal divisions, or lines of business of, any Nexstar Entity including, without limitation, any Station of any Nexstar Entity or the Capital Stock of any Subsidiary of any Nexstar Entity. The terms "Dispose" and "Disposed of" shall have correlative meanings.

         "Distribution" means, with respect to any Person, that such Person has authorized, declared or paid a dividend, redeemed, repurchased or returned any equity capital to holders of its Capital Stock as such or made any other distribution, payment or delivery of Capital Stock, property or cash to holders of its Capital Stock as such, other than a distribution to holders of any class, series or type of Capital Stock of shares, interests or units of that identical class, series or type of Capital Stock.

         "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, any so-called "Superfund" or any other applicable Federal, state, local or other statute, law, ordinance, code, rule, regulation, order or decree, as now or at any time hereafter in effect, regulating, relating to, or imposing liability concerning the environment, the impact of the environment on human health, or any hazardous or toxic waste, substance or material or pollutant or contaminant.

         "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder as from time to time in effect.

         "Event of Noncompliance" means any of the events or circumstances specified in Section 11.01.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

         "Fair Market Value Per Interest" means, as of the date for which determination is required and for any class or series of Common Interests, the amount that would be distributed with respect to each such Common Interest pursuant to Section 4.1 of the LLC Agreement following an arm's length sale of the Company on such date (including its ownership interest in all Persons) at fair market value between a willing buyer and a willing seller, if the aggregate proceeds of such sale (after the payment of all liabilities of the Company and its Subsidiaries) were distributed pursuant to Section 4.1 of the LLC Agreement. The Fair Market Value Per Interest shall be determined initially by the Board of Directors of the Company in good faith within ten (10) Business Days of any event for which such determination is required and such determination (including the basis therefor) shall be promptly provided to each Holder. The Required Holders shall have the right to object to any determination of Fair Market Value Per Interest in connection with any determination for purposes of Article IX, with respect to any issuance of Interests to ABRY or an Affiliate of ABRY, and
Article X (except in connection with a determination being made under Article X in connection with (a) a Sale of the LLC, as defined in the Investors Agreement, or (b) an Initial Public Offering) hereof; provided, that the Company's determination shall be binding on the parties hereto unless the Required Holders object thereto in writing within ten (10) Business Days of receipt thereof. In the event the Company and the Required Holders cannot agree on the Fair Market Value Per Interest within ten (10) Business Days of the date of the objection, the Fair Market Value Per Interest shall be determined by a disinterested appraiser selected by the Company from a list of three national or regional investment banks or national accounting firms submitted in writing by the Required Holders. The fees and expenses of such appraiser shall be paid by the party whose determination was further from that of the appraiser. Any selection of a disinterested appraiser shall be made in good faith within seven (7) Business Days after the end of the last ten (10) Business Day period referred to above and any determination of Fair Market Value Per Interest by a disinterested appraiser shall be made within thirty (30) days of the date of selection.

         "FCC" means the Federal Communications Commission.

         "FCC License" means validly issued FCC licenses and authorizations as are necessary for the Company and its Subsidiaries to operate their Stations.

         "Film Cash Payments" means, for any period for any Person, the sum (determined on a consolidated basis and without duplication) of all payments by such Person and its Subsidiaries accrued or becoming due and payable during such period (without duplication) in respect of Film Obligations; provided, that amounts applied to the prepayment of Film Obligations owing under Prepayable Film Contracts shall not be deemed to be Film Cash Payments.

         "Film Obligations" means obligations in respect of the purchase, use, license or acquisition of programs, programming materials, films, and similar assets used in connection with the business and operations of the Company and its Subsidiaries.

         "Fiscal Quarter" means each of the following quarterly periods: (a) January 1 of each calendar year through and including March 31 of each calendar year, (b) April 1 of each calendar year through and including June 30 of each calendar year, (c) July 1 of each calendar year through and including September 30 of each calendar year and (d) October 1 through and including December 31 of each calendar year.

         "Fiscal Year" means a calendar year.

         "Full Ratchet Issuance" means (a) the issuance of any Interests (or other Capital Stock exercisable for or convertible into Common Interests) in connection with the issuance of the Additional Preferred Interests, (b) the conversion into Interests of, exchange for Interests of, or issuance of Interests the proceeds of which are used to redeem or repay any ABRY Convertible Preferred Interests that are (i) outstanding on the day after the Closing Date,
(ii) issued on or before the Purchaser's receipt of the Compliance Certificate for the period ended September 30, 2002 or in connection with the cure, waiver or other resolution of a default under any Debt Document occurring with respect to the quarter ending September 30, 2002, or (iii) issued thereafter in connection with the financing of an acquisition of a Station, to the extent that the Interests issued upon or in connection with such conversion, exchange or redemption would not have constituted a Permitted Acquisition Financing Issuance if such Interests had been issued at the time of such acquisition.

         "Funds Flow Memorandum" means the Funds Flow Memorandum, dated as of the date hereof, setting forth the wire transfers and other payments to be made on the Closing Date in connection with the transactions contemplated hereby.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such other entity as may be in general use by significant segments of the U.S. accounting profession, in effect on the date hereof.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, any central bank (or similar monetary, taxing, or regulatory authority) thereof or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

         "Guaranty Obligation" means, as applied to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, without duplication (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor; (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof; in each case, including arrangements ("non-recourse guaranty arrangements") wherein the rights and remedies of the holder of the primary obligation are limited to repossession or sale of certain property of such Person. The amount of any Guaranty Obligation shall be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made (or if less, the stated or determinable amount of such Guaranty Obligation) or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof; provided, that the amount of any non-recourse guaranty arrangement shall not be deemed to exceed the fair value of the property which may be repossessed or sold by the holder of the primary obligation in question.

         "High Yield Note Documents" means the High Yield Note Indenture and each other related loan or credit document as defined and referred to in the High Yield Note Indenture, as amended, restated, supplemented or otherwise modified from time to time.

         "High Yield Note Indenture" means the Indenture dated as of March 16, 2001 among Nexstar Finance, L.L.C., Nexstar Finance, Inc., the Guarantors named therein and United States Trust Company, as Trustee, relating to the up to $250,000,000 aggregate principal amount 12% Senior Subordinated Notes, as amended, restated, supplemented or otherwise modified from time to time.

         "Holder" means BACI and each subsequent holder of any Purchased Interests.

         "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than (i) trade payables entered into in the ordinary course of business pursuant to ordinary terms and (ii) ordinary course purchase price adjustments); (c) all reimbursement or payment obligations with respect to letters of credit or non-contingent reimbursement or payment obligations with respect to bankers' acceptances, surety bonds and similar documents; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement or sales of accounts receivable, in any such case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all net obligations with respect to Interest Rate Protection Agreements; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (in which event the amount thereof shall not be deemed to exceed the fair value of such property); and (i) all Guaranty Obligations in respect of obligations of the kinds referred to in clauses (a) through (h) above.

         "Initial Public Offering" means the sale in an underwritten initial public offering registered under the Securities Act of common equity securities of the Company or any of its successors that yields gross proceeds of at least $30,000,000 to the Company or such successor (or any of their Affiliates) and which, if any Indebtedness is then outstanding under the Senior Loan Agreement results in a "Change of Control" (as defined in the Senior Loan Agreement).

          "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally; in each case undertaken under U.S. federal, state or foreign law, including the Bankruptcy Code.

         "Interest Rate Protection Agreement" means an interest rate swap, cap, collar or similar arrangement entered into to hedge interest rate risk (and not for speculative purposes).

         "Interests" means the Preferred Interests and the Common Interests.

         "Investors Agreement" means the Fourth Amended and Restated Investors, dated the date hereof, by and among the Company, ABRY II, ABRY III, BACI, Nexstar Equity Corp. and the executives listed therein, as amended, restated, supplemented or otherwise modified from time to time.

         "Joint Sales Agreement" means an agreement for the sale of commercial or advertising time or any similar arrangement pursuant to which a Person obtains the right to (a) sell at least a majority of the time for commercial spot announcements, and/or resell to advertisers such time on, (b) provide the sales staff for the sale of the advertising time or the collection of accounts receivable with respect to commercial advertisements broadcast on, (c) set the rates for advertising on and/or (d) provide the advertising material for broadcast on, a television broadcast station the FCC License of which is held by a Person other than an Affiliate of such Person.

         "Leasehold" of any Person means all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

         "License" means any authorization, permit, consent, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by or entered into with a Governmental Authority or other Person which permits or authorizes the use of an electromagnetic transmission frequency or the construction or operation of a broadcast television station system or any part thereof or any other authorization, permit, consent, franchise, ordinance, registration, certificate, license, agreement or other right filed with, granted by or entered into with a Governmental Authority or other Person which is necessary for the lawful conduct of the business of constructing or operating a broadcast television station.

         "Lien" means, with respect to any property or asset (or any revenues, income or profits therefrom) of any Person (in each case whether the same is consensual or nonconsensual or arises by contract, operation of law, legal process or otherwise), (a) any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance of any kind thereupon or in respect thereof or (b) any other arrangement under which the same is transferred, sequestered or otherwise identified with the intention of subjecting the same to, or making the same available for, the payment or performance of any liability in priority to the payment of the ordinary, unsecured creditors of such Person. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

         "LLC Agreement" means the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, as amended, restated, supplemented or otherwise modified from time to time.

         "Local Marketing Agreement" means a local marketing arrangement, time brokerage agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations, obtains the right to exhibit programming and sell advertising time during more than fifteen percent (15%) of the air time of a television broadcast station licensed to another Person.

         "Management Loan" shall mean loans, not to exceed $3,000,000 in aggregate principal amount, made by Bank of America, N.A. to Sook, the proceeds of which loans that have been made were, and loans which may be made will be, used by Sook in part to invest in the Company or to pay interest on any such loan.

         "Management Loan Guaranty" has the meaning specified in Section
8.06(d).

         "Material Adverse Effect" means, relative to any occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding), a material adverse effect on the operations, business, assets, properties, condition (financial or otherwise) or prospects of (a) the Nexstar Entities taken as a whole, (b) the ability of any Nexstar Entity to perform its obligations under the Transaction Documents to which it is a party or (c) the validity or enforceability of this Agreement or any other Transaction Document or the rights and remedies of the Holders under this Agreement or any of the other Transaction Documents.

         "Measurement Period" means, with respect to any date, the most recently ended twelve-month period for which financial statements have been or were required to have been delivered to the Holder pursuant to Section 7.01(a), (b) or (c) prior to such date.

         "Minimum Tax Distribution Amount" means for any calendar year an amount equal to (a) the aggregate amounts of Profits (as such term is defined in the LLC Agreement) allocated to the Series AA Preferred Interests with respect to such year, minus the aggregate amount of Losses (as such term is defined in the LLC Agreement) allocated to the Series AA Preferred Interests with respect to such year multiplied by (b) the highest applicable corporate tax rate with respect to such year.

         "Net Income" means, for any Measurement Period, the net income (or net loss) of a Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

         "Nexstar Entity" means the Company and any Person which is a direct or indirect Subsidiary of the Company.

         "Nexstar Finance" means Nexstar Finance, L.L.C., a Delaware limited liability company.


         "Nexstar Finance Holdings" means Nexstar Finance Holdings, L.L.C., a Delaware limited liability company, formerly known as NBG, L.L.C.

         "NFH II" means Nexstar Finance Holdings II, L.L.C., a Delaware limited liability company, formerly known as Nexstar Finance Holdings, L.L.C.

         "Permitted Acquisition Financing Issuances" means the issuance of Capital Stock to finance the acquisition of a Station to the extent that proceeds of such issuance of such Capital Stock do not exceed the total cash purchase price actually paid by the Company or its Subsidiaries in connection with such acquisition minus the product of: (a) the Company's pro-forma Consolidated Total Leverage Ratio as approved under the Senior Loan Agreement (ignoring, for purposes of such computation, the principal and interest or return on the Preferred Interests) multiplied by (b) the pro-forma broadcast flow of the target business, as set forth in the projections required to be delivered under the Senior Loan Agreement in connection with such acquisition and approved under the Senior Loan Agreement.

         "Permitted Issuances" means (a) the issuance of Capital Stock to the seller or sellers of any Station acquired by the Company or any of its Subsidiaries; provided, that Capital Stock may not be issued as consideration for an Acquisition from an Affiliate of the Company, any of its Subsidiaries or ABRY, (b) the issuance of up to 50,000 Class C Interests or options therefor to employees, directors and independent contractors of the Company and its Subsidiaries approved by the Board of Directors of the NFH II, (c) the issuance of Antidilution Interests pursuant to Article IX, (d) the issuance of the Purchased Interests hereunder, (e) the issuance of Capital Stock representing, or convertible into or exercisable for, not more than 50,000 Points to financial institutions in connection with commercial credit arrangements, or to strategic partners of the Company and (f) Permitted Acquisition Financing Issuances.

         "Person" means any natural person, corporation, firm, trust, partnership, business trust, association, government, governmental agency or authority, or any other entity, whether acting in an individual, fiduciary, or other capacity.

         "Potential Event of Noncompliance" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Noncompliance.

         "Preferred Interests" means (a) the Series AA Preferred Interests and
(b) the Additional Preferred Interests, if any.

         "Prepayable Film Contract" means a contract evidencing a Film Obligation in which the amount owed by a Person or any of its Subsidiaries under such contract exceeds the remaining value of such contract to such Person or such Subsidiary, as reasonably determined by such Person.

         "Principals" means (a) ABRY and its Control Investment Affiliates, and
(b) the members of management of the Company or any Subsidiaries of the Company, in each case, together with any spouse or immediate family member (including adoptive children), estate, heirs, executors, personal representatives and administrators of such Person.

         "Pro Forma Basis" means, with respect to any calculation to be made on such basis (including calculations to be made with respect to Section 8.07) to determine compliance with any provision of this Agreement on such basis or to prepare any financial statements or financial projections to be prepared on such basis, such calculation being made as of a specified date and/or for the applicable Measurement Period relating to such specified date (or other specified period or date as required in connection with such calculation) or such financial statements or financial projections being prepared (in accordance with GAAP) using the financial information of the specified date and/or the applicable Measurement Period relating to such specified date (or other specified period or date as required in connection with such preparation), after giving effect to the relevant transactions the effect of which is required to be given as stated herein (and all financial statement effects arising therefrom) as if such transaction occurred on the first day of such applicable Measurement Period or other specified period or on the date being tested (as applicable) as required in connection with such calculation or preparation of financial statements or projections (the "Test Period"). Any calculation or preparation pursuant to the foregoing shall be made in good faith by the Company and shall be set forth in an officer's certificate furnished to the Holders showing such calculation (and the methodology used) in reasonable detail (with supporting schedules as to the results of operations of the assets acquired or Disposed
of), which calculation or preparation and methodology shall be (a) as approved under the Senior Loan Agreement, to the extent required to be approved thereunder, and (b) in all other cases, consistent in all material respects with methodology used with respect to calculations required under the Senior Loan Agreement.

         "Purchased Common Interests" is defined in Section 2.01 of this Agreement.

         "Purchased Interests" is defined in Section 2.01 of this Agreement.

         "Real Property" means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

         "Recovery Event" means the receipt by any Nexstar Entity of any insurance or other cash proceeds payable by reason of theft, loss, physical destruction, condemnation or damage or any other similar event with respect to any property or assets of any Nexstar Entity.

         "Redemption Period" is defined in Section 8.02(a).

         "Refinancing Indebtedness" means, Indebtedness incurred to refinance or replace any Indebtedness outstanding on the date of such incurrence; provided, that the principal amount of such Refinancing Indebtedness (a) does not exceed the sum of the principal amount of the Indebtedness being refinanced or replaced thereby, plus the amount of accrued and unpaid interest thereon, plus the reasonable and customary fees and expenses incurred in connection with such refinancing, and (b) matures on or before June 30, 2010.

         "Registration Agreement" means the Registration Agreement dated the date hereof by and between the Company and BACI, as amended, restated, supplemented or otherwise modified from time to time.

         "Related Party" means:

         (a) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

         (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (a).

         "Required Holders" means: (a) at any time when any Series AA Preferred Interests are outstanding, the Holders of at least a majority of the outstanding Series AA Preferred Interests; or (b) at any other time, the Holders of at least a majority of the outstanding Purchased Common Interests.

         "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of a court or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer" means, the Company and each of its Subsidiaries, its chief executive officer, its president, any vice-president, its chief financial officer, controller, vice president-finance, treasurer or assistant treasurer, or any other officer having substantially the same authority and responsibility, in each case acting solely in such capacity and without personal liability.

         "Restricted Interests" means any (a) Preferred Interests having a Capital Value or (b) any Common Interests having a right to receive distributions relating to their Capital Value prior to or on parity with the Purchased Common Interests.

          "Sale and Leaseback Transaction" means any arrangement, directly or indirectly, with any Person whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

         "Securities Act" means the Securities Act of 1933, as amended from time to time and any successor statute.

         "Senior Loan Agreement" means (a) the Amended and Restated Credit Agreement dated as of June 14, 2001 among Nexstar Finance, L.L.C., as Borrower, the Company and certain Subsidiaries of the Company, as guarantors, various lenders, and Bank of America, N.A., as administrative agent, as amended, restated, supplemented or otherwise modified from time to time, in accordance with the provisions thereof and (b) any credit or similar agreement delivered or entered into in connection with any replacement or refinancing of the Indebtedness arising under the Senior Loan Agreement, in accordance with the provisions hereof and thereof.

         "Senior Loan Documents" means (a) the Senior Loan Agreement, (b) each other related loan, credit or security document as defined and referred to in the Senior Loan Agreement, as amended, restated, supplemented or otherwise modified from time to time, in accordance with the provisions thereof, and (c) any document delivered or entered into in connection with any replacement or refinancing of the Indebtedness arising under the Senior Loan Agreement or other Senior Loan Documents.

         "Series AA Preferred Interest Maturity Date" means July 31, 2010.

         "Series AA Preferred Interests" means the Series AA Preferred Interests of the Company as defined and otherwise described in the LLC Agreement.

         "Series AA Preferred Return" has the meaning ascribed to this term in the LLC Agreement.

         "Shared Services Agreement" means a shared services arrangement or other similar arrangement pursuant to which two Persons owning separate television broadcast stations agree to share the costs of certain services and procurements which they individually require in connection with the ownership and operation of one television broadcast station, whether through the form of joint or cooperative buying arrangements or the performance of certain functions relating to the operation of one television broadcast station by employees of the owner and operator of the other television broadcast station, including, but not limited to, the co-location of the studio, non-managerial administrative and/or master control and technical facilities of such television broadcast station and/or the sharing of maintenance, security and other services relating to such facilities.

         "Sook" means Perry Sook, an individual residing on the Closing Date in the State of Texas.

          "Station" means, at any time, collectively, (a) each television station owned by any Nexstar Entity on the Closing Date, (b) any television station licensed by the FCC to any Nexstar Entity on, or at any time after, the date hereof and (c) any television station that is the subject of a purchase, acquisition, Local Marketing Agreement, Joint Sales Agreement or Shared Services Agreement.

         "Subordination Agreement" means the Subordination Agreement dated the date hereof by and among the Company, NFH II, Nexstar Finance Holdings, Nexstar Finance, ABRY and BACI, as amended, restated, supplemented or otherwise modified from time to time.

         "Subsidiary" means, as to any Person, (a) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time. Additionally, for the purposes of this Agreement, the financial position and results of the Bastet/Mission Entities shall be included as if they were Wholly-Owned Subsidiaries of the Company and any television station owned by a Bastet/Mission Entity were a "Station" so long as Joint Sales Agreements, Shared Services Agreements and/or Local Marketing Agreements between the Bastet/Mission Entities and one or more Subsidiaries of the Company, covering all of the television broadcast stations of the Bastet/Mission Entities, are in full force and effect.

         "Television Broadcasting Business" means a business substantially all of which consists of the construction, ownership, operation, management, promotion, extension or other utilization of any type of television broadcasting system or any similar television broadcasting business, including the syndication of television programming, the obtaining of a license or franchise to operate such a system or business, and activities incidental thereto, such as providing production services.

         "Transaction Documents" means this Agreement, the LLC Agreement, the Investors Agreement, the Registration Agreement, the Subordination Agreement, the exhibits and schedules attached hereto and thereto and each other document delivered or executed in connection with the transactions contemplated hereby.

         "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "United States" and "U.S." each means the United States of America.

         "Unpaid Series AA Preferred Return" has the meaning ascribed to this term in the LLC Agreement.

         "Unreturned Series AA Preferred Interest Capital Value" has the meaning ascribed to this term in the LLC Agreement.

          "Wholly-Owned Subsidiary" means, as to any Person, (a) any corporation 100% of whose Capital Stock (other than director's or other qualifying shares) is at the time owned by such Person and/or one or more direct or indirect Wholly-Owned Subsidiaries of such Person and (b) any partnership, limited liability company, association or other entity in which such Person and/or one or more direct or indirect Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time; provided, that for purposes of this Agreement, NFH II and Nexstar Finance Holdings shall each be deemed to be, indirectly, a Wholly-Owned Subsidiary of the Company notwithstanding that the Company is not the direct or indirect owner of the ABRY Convertible Preferred Interests outstanding, if any; provided, further, that such ABRY Convertible Preferred Interests are the only shares of Capital Stock of such entities that are not owned, directly or indirectly by the Company.

         SECTION 1.02 Accounting Terms; Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with sound accounting practice. The term "sound accounting practice" means such accounting practice as, in the opinion of the independent certified public accountants regularly retained by the Company, conforms at the time to GAAP applied on a consistent basis except for changes with which such accountants concur. If any changes in accounting principles are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions of or are otherwise required by, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to reflect fairly and equitably such changes, with the desired result that the criteria for evaluating the Company's financial condition and results of operations of the Company shall be the same after such changes as if such changes had not been made; provided, that prior to any such amendments, compliance with the financial covenants contained herein shall continue to be determined in accordance with GAAP as in effect prior to such change.

                                   ARTICLE II

                                PURCHASE AND SALE

         SECTION 2.01 Purchase and Sale of Purchased Interests. Subject to the terms and conditions set forth in this Agreement, and in reliance upon the representations and warranties set forth below, the purchase and sale of the securities sold hereunder shall take place at the closing (the "Closing") to be held at the offices of Kirkland & Ellis, New York, New York, at 10:00 a.m., on August 7, 2001 or at such other time and place as the parties hereto may agree in writing (the "Closing Date"). At the Closing, the Company shall deliver to the Purchaser evidence of entry of Purchaser's ownership in the interest ledger of the Company of (a) 40,000 Series AA Preferred Interests of the Company and
(b) 563,898.97 Class D-2 Interests, representing 9.25% of the total Points allocable to all outstanding Common Interests of the Company (the "Purchased Common Interests" and, together with the Series AA Preferred Interests purchased hereunder, the "Purchased Interests") against delivery to the Company by the Purchaser of an aggregate, combined purchase price therefor of $40,000,000 by wire transfer of immediately available funds.

                                   ARTICLE III

                          CONDITIONS TO THE OBLIGATION
                            OF THE PURCHASER TO CLOSE

         The obligation of the Purchaser to purchase the respective Purchased Interests, to pay the purchase price therefor at the Closing and to perform any obligations hereunder shall be subject to the satisfaction as determined by the Purchaser of the following conditions on or before the Closing Date:

         SECTION 3.01 Representations and Warranties. The representations and warranties of the Company contained in Article V hereof shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

         SECTION 3.02 Compliance with this Agreement. The Company and each Nexstar Entity shall have performed and complied with all of the agreements and conditions set forth herein that are required to be performed or complied with by the such Person on or before the Closing Date.

         SECTION 3.03 No Material Adverse Change. No event, occurrence, condition, change, development or effect shall exist or shall have occurred or come to exist as of the Closing Date that, individually or in the aggregate, has had or resulted in, or could reasonably be expected to become or result in, a Material Adverse Effect.

         SECTION 3.04 No Adverse Proceedings. No action, suit or proceeding before any Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been commenced, and no action, suit or proceeding by any Governmental Authority shall have been threatened against any of the parties to this Agreement, any of the Nexstar Entities not party to this Agreement, or any of the principals, officers, directors, partners or interestholders of any of them, or any of their assets seeking to restrain, prevent or challenge the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         SECTION 3.05 Transaction Documents. The Purchaser shall have received true, complete and correct copies of the Transaction Documents and such other documents as it may reasonably request in connection with or relating to the sale of the Purchased Interests and the transactions contemplated hereby, all in form and substance satisfactory to the Purchaser, including, without limitation, the following:

         (a) the Certificate of Formation of the Company, certified by the Secretary of State of the State of Delaware;

         (b) a copy of the LLC Agreement of the Company executed by each member of the Company required to effect the amendment and restatement thereof;

         (c) a copy of the Investors Agreement, executed by the Company and each member of the Company required to effect the amendment and restatement thereof;

         (d) a copy of the Registration Agreement, attached hereto as Exhibit A, executed by the Company;

         (e) a copy of the Subordination Agreement, attached hereto as Exhibit B, executed by the Company, NFH II, Nexstar Finance Holdings, Nexstar Finance and ABRY; and

         (f) a copy of the Funds Flow Memorandum, attached hereto as Exhibit C, executed by the Company.

         SECTION 3.06 Officer's Certificate. The Purchaser shall have received a certificate dated as of the Closing Date from the Company, executed on its behalf by the chief executive officer and chief financial officer or equivalent officer of the Company, in form and substance satisfactory to the Purchaser, to the effect that (a) all representations and warranties of the Company contained in this Agreement are true, correct and complete in all material respects, (b) the Company is not in violation of any of the covenants contained in this Agreement, and (c) all conditions precedent to the Closing of this Agreement to be performed by the Company have been duly performed in all material respects.

         SECTION 3.07 Secretary's Certificates. The Purchaser shall have received a certificate from the Company, and as applicable each other Nexstar Entity, dated the Closing Date and signed by the Secretary or Assistant Secretary of the Company or such Nexstar Entity certifying (a) that the attached copies of the Company Formation Documents and resolutions of the Manager or Board of Directors of such entity approving this Agreement and the transactions contemplated hereby, are all true, complete and correct and remain unamended and in full force and effect, (b) as to the incumbency and specimen signature of each officer of such entity executing this Agreement and any other document delivered in connection herewith on behalf of such entity and (c) as to the good standing of the Company or such Nexstar Entity in the state of its organization and in each other state in which the Company or such Nexstar Entity is transacting business except where the failure to be in good standing would not have a Material Adverse Effect.

         SECTION 3.08 Good Standing Certificates. The Purchaser shall have received certificates as of a recent date as to the existence, qualification and good standing of the Company and each other Nexstar Entity under the laws of its jurisdiction of organization and each jurisdiction where qualified to do business.

         SECTION 3.09 Purchase Permitted by Applicable Laws. The acquisition of and payment for the Interests to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law and (b) shall not subject the Purchaser to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any Requirement of Law.

         SECTION 3.10 Consents and Approvals. All consents, exemptions, authorizations or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to Contractual Obligations of the Company required in connection with the execution, delivery or performance by the Company or enforcement against the Company of this Agreement and the other Transaction Documents shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

         SECTION 3.11 Legal Opinions. The Purchaser shall have received the legal opinion of (a) Kirkland & Ellis addressing the matters set forth in Exhibit D hereto and (b) Arter & Hadden addressing the matters set forth in Exhibit E hereto.

         SECTION 3.12 Disbursement Instructions. The Purchaser shall have received written instructions from the Company directing the payment of the purchase price and all fees and expenses to be paid in connection therewith on the Closing Date.

         SECTION 3.13 Other Assurances. The Company shall have delivered to the Purchaser such other and further certificates, assurances and documents as the Purchaser or its counsel may have reasonably requested in order to evidence the accuracy of the representations and warranties thereof, the performance of the covenants and agreements to be performed at or prior to the Closing thereby, and the fulfillment of the conditions to the Purchaser's obligations.

         SECTION 3.14 Fees. The Company shall have paid to the Purchaser (a) the fees payable to BACI as set forth in the Commitment Letter dated June 14, 2001 by and between the Company and BACI and the term sheet attached thereto, and (b) the fees and expenses to be paid pursuant to Section 13.13 of this Agreement, in each case as set forth on the Funds Flow Memorandum.

         SECTION 3.15 Policy Regarding Board Observers. Each Subsidiary of the Company shall have validly adopted the policy attached hereto as Exhibit F (the "Board Observer Policy"), regarding Board Observers (as such term is defined in the Investors Agreement) at the meetings of the Boards of Directors of such Subsidiaries.

         SECTION 3.16 Reorganization. The Company and its Subsidiaries shall have completed the Reorganization (as defined in the Discount Note Indenture) in a manner acceptable to the Purchaser.

                                   ARTICLE IV

                          CONDITIONS TO THE OBLIGATION
                             OF THE COMPANY TO CLOSE

         The obligations of the Company to issue and sell to the Purchaser the Purchased Interests and to perform its other obligations hereunder shall be subject to the satisfaction as determined by the Company of the following conditions on or before the Closing Date:

         SECTION 4.01 Representations and Warranties. The representations and warranties of the Purchaser contained in Article VI shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

         SECTION 4.02 Compliance with this Agreement. The Purchaser shall have performed and complied with all of its agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.

         SECTION 4.03 Payment of Purchase Price. The Company shall have, received via wire transfer of immediately available funds, the purchase price.

         SECTION 4.04 Transaction Documents The Purchaser shall have executed each of the Transaction Documents to which it is a party.

         SECTION 4.05 Issuance Permitted by Requirements of Laws. The issuance of the Purchased Interests to be issued by the Company hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law and (b) shall not subject the Company to any penalty or, in its reasonable judgment, other onerous condition under or pursuant to any Requirement of Law.

         SECTION 4.06 Consents and Approvals. All consents, exemptions, authorizations or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and Contractual Obligations of the Purchaser required in connection with the execution, delivery or performance by the Purchaser or enforcement against the Purchaser of this Agreement shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

         SECTION 4.07 Other Assurances. The Purchaser shall have delivered to the Company such other and further certificates, assurances and documents as the Company or its counsel may have reasonably requested in order to evidence the accuracy of the representations and warranties thereof, the performance of the covenants and agreements to be performed at or prior to the Closing thereby, and the fulfillment of the conditions to the Company's obligations.

                                    ARTICLE V

                               REPRESENTATIONS AND
                            WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchaser, as of the Closing Date and before and after giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, as follows:

         SECTION 5.01 Organization; Powers; Qualification; Capitalization.

         (a) Each of the Company and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdictions identified on Schedule 5.01(a) or 5.01(b), as the case may be, (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and currently proposed to be conducted, to enter into the Transaction Documents to which it is a party and to carry out the transactions contemplated thereby, and (iii) is qualified to do business and in good standing in every jurisdiction necessary to carry out its business and operations, except such jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect. Schedule 5.01(a) correctly sets forth the number of issued units, shares or interests of each class or series of Capital Stock of the Company as of the Closing Date. Such issued and outstanding units, shares or interests are owned of record by the Persons, and in the respective amounts, set forth on Schedule 5.01(a).

         (b) Other than set forth on Schedule 5.01(b), the Company has no direct Subsidiaries or investments. Schedule 5.01(b) sets forth the authorized Capital Stock of each Subsidiary, the respective issued and outstanding amounts thereof and the record owners thereof. The issued and outstanding Capital Stock of each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and non-assessable.

         (c) Except as expressly provided on Schedule 5.01(c), as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which the Company or any of its Subsidiaries is a party requiring, and there is no security of the Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by the Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of the Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of the Company or any of its Subsidiaries.

         SECTION 5.02 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party and the transactions contemplated hereby and thereby, including without limitation the issuance by the Company of the Purchased Interests, (a) have been duly authorized by all necessary action of the Company, (b) do not contravene the terms of the Company Formation Documents, or the organizational documents of any Subsidiary of the Company, and
(c) will not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation or any Requirement of Law.

         SECTION 5.03 Governmental Consents. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not require the registration with, consent or approval of, or notice to, or other action of, with or by, any Governmental Authority as of the Closing Date.

         SECTION 5.04 Binding Effect. This Agreement and the other Transaction Documents to which the Company is a party will, upon the due execution and delivery thereof by the Company, constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

         SECTION 5.05 Financial Statements. Any financial statements delivered to the Purchasers in connection with its business due diligence related to the transactions described in this Agreement and in the other Transaction Documents were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the date hereof, neither the Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Financial Statements or the notes thereto and which in any case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Company and any of its Subsidiaries taken as a whole. On and as of the Closing Date, any projections of the Company and its Subsidiaries delivered to the Purchasers in connection with its business due diligence related to the transactions described in this Agreement and in the other Transaction Documents (the "Projections") are based on good faith estimates and assumptions made by the management of the Company; provided, that the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of the Company believe that the Projections are reasonable and attainable.

         SECTION 5.06 Private Offering. No form of general solicitation or general advertising was used by the Company or its representatives in connection with the offer or sale of the Purchased Interests. Assuming the truth of the representations made in Article VI by the Purchaser, no registration of the Interests pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws will be required by the offer, sale or issuance of the Purchased Interests pursuant to this Agreement.

         SECTION 5.07 Debt Documents.

         (a) Senior Loan Documents. The Company has delivered to the Purchaser true, complete and correct copies of the Senior Loan Documents together with all amendments and modifications thereto. Such documents (including the schedules and exhibits thereto) comprise a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof and all transactions related thereto, and there are no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof. Prior to the Closing Date, there has not been any event of default or other default giving rise to a right of acceleration under the Senior Loan Documents. Each of the representations and warranties set forth in Article VI of the Senior Loan Agreement is true and correct as of the Closing Date (except to the extent such representations expressly refer to an earlier date, in which case they are true and correct as of such earlier date) and is incorporated by reference herein as if fully set forth herein.

         (b) Discount Note Documents. The Company has delivered to the Purchaser true, complete and correct copies of the Discount Note Documents together with all amendments and modifications thereto. Such documents (including the schedules and exhibits thereto) comprise a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof and all transactions related thereto, and there are no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof. Prior to the Closing Date, there has not been any event of default or other default giving rise to a right of acceleration under the Discount Note Documents.

         (c) High Yield Note Documents. The Company has delivered to the Purchaser true, complete and correct copies of the High Yield Note Documents together with all amendments and modifications thereto. Such documents (including the schedules and exhibits thereto) comprise a full and complete copy of all agreements between the parties thereto with respect to the subject matter thereof and all transactions related thereto, and there are no agreements or understandings, oral or written, or side agreements not contained therein that relate to or modify the substance thereof. Prior to the Closing Date, there has not been any event of default or other default giving rise to a right of acceleration under the High Yield Note Documents.

         SECTION 5.08 No Material Adverse Effect. Except as set forth on
Schedule 5.08, since April 30, 2001, no event or change has occurred that has caused or evidences, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

         SECTION 5.09 Adverse Proceedings, Etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

         SECTION 5.10 Certain Fees. No broker's or finder's fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

         SECTION 5.11 Disclosure. No representation or warranty of the Company or any of its Subsidiaries contained in any Transaction Document or in any other document, certificate or written statement furnished to the Purchaser by or on behalf of the Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact (known to the Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Purchaser that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may materially differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Purchaser for use in connection with the transactions contemplated hereby.

         SECTION 5.12 Transactions with Affiliates. Schedule 5.12 lists all transactions, and all material agreements or instruments relating thereto, entered into since January 1, 2001, or entered into before such date and which is in effect on the date hereof, between the Company or any of its Subsidiaries on the one hand and ABRY or any of its Affiliates on the other hand.

                                   ARTICLE VI

                               REPRESENTATIONS AND
                           WARRANTIES OF THE PURCHASER

         The Purchaser, as of the Closing Date, represents and warrants as follows:

         SECTION 6.01 Organization, Authorization; No Contravention. The Purchaser (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was formed, (b) has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party. The transactions contemplated in this Agreement and each Transaction Document to which the Purchaser is a party (i) have been duly authorized by all necessary action the transactions, (ii) do not violate the terms of the Purchaser's organizational documents or any amendment thereof and (iii) will not violate, conflict with or result in any breach or contravention of, or the creation of any Lien (other than under the Transaction Documents) upon any Purchased Interests under any Requirement of Law.

         SECTION 6.02 Governmental Consents. The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not require the registration with, consent or approval of, or notice to, or other action of, with or by, any Governmental Authority as of the Closing Date.

         SECTION 6.03 Binding Effect. Each Transaction Document to which it is a party has been duly executed and delivered by the Purchaser, and constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors' rights generally or by general equitable principles relating to enforceability.

         SECTION 6.04 Accredited Investor; Purchase for Own Account. The Purchaser is an "accredited investor" within the meaning of Regulation D under the Securities Act. The Purchased Interests are being or will be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the Securities Act or the securities laws of any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of the Purchased Interests under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act.

         SECTION 6.05 ERISA. No part of the funds used by the Purchaser to purchase the Interests hereunder constitutes assets of any employee benefit plan (within the meaning of ERISA) or "plan" (as defined in Section 4975 of the Code).

         SECTION 6.06 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable in connection with the transactions contemplated hereby, or by any other Transaction Document to which the Purchaser is a party, based on any agreement, arrangement or understanding with the Purchaser or any action taken by the Purchaser.

         SECTION 6.07 Governmental Authorization; Third Party Consent. Except as contemplated by the Transaction Documents and except to the extent previously and duly obtained or made and in full force and effect, no approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by the Purchaser or enforcement against the Purchaser of this Agreement or the transactions contemplated hereby.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

                  Until such time as there are no Series AA Preferred Interests outstanding, the Company covenants and agrees with each Holder as follows; provided, that the covenants set forth in Sections 7.01(a), 7.01(b), and 7.02(d) shall survive for so long as any Purchased Interests remain outstanding; provided, further, that the covenants set forth in Sections 7.01 and 7.02 shall terminate upon the closing of an Initial Public Offering.

         SECTION 7.01 Financial Statements. The Company shall deliver:

         (a) to each Holder, as soon as available, but not later than 90 days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income or operations, members' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year and the figures from the Financial Plan (as defined below) for the current Fiscal Year, and accompanied by the opinion of PriceWaterhouseCoopers LLP or another nationally-recognized independent public accounting firm which report shall state that such consolidated financial statements present fairly, in all material respects, the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes agreed upon by the Company on the one hand, and such auditors, on the other hand, which are disclosed and described in such statements); such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the records of the Company or any of its Subsidiaries;

         (b) to each Holder, as soon as available, but not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of each such Fiscal Quarter and the related consolidated statements of income, members' equity and cash flows for the period commencing on the first day and ending on the last day of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, and certified to by a Responsible Officer of the Company as being complete and correct and fairly presenting in all material respects, in accordance with GAAP (except for the absence of footnotes and subject to normal year-end adjustments), the financial position and the results of operations of the Company and its Subsidiaries;

         (c) to each Holder, as soon as available, but not later than 30 days after the end of each month, a copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of such month and the related statements of income, members' equity and cash flows for the period commencing on the first day and ending on the last day of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, and certified by a Responsible Officer of the Company as being complete and correct and fairly presenting in all material respects, in accordance with GAAP (except for the absence of footnotes and subject to normal year-end adjustments), the financial position and the results of operations of the Company and its consolidated Subsidiaries;

         (d) to each Holder, as soon as practicable but not later than Friday of each week, a copy of the Company's regular, internally-prepared sales pacing report for the week ending on the immediately preceding Friday; and

         (e) to each Holder, as soon as practicable but not later than 60 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a "Financial Plan"), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for each such Fiscal Year, together with, to the extent required to be provided under the Senior Loan Agreement, an explanation of the assumptions on which such forecasts are based and (ii) forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for each month of each such Fiscal Year, together with, to the extent required under the Senior Loan Agreement, the assumptions on which such forecasts are based stated in reasonable detail.

         SECTION 7.02 Certificate; Other Information. The Company shall furnish:


         (a) to each Holder, concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a Compliance Certificate duly executed by a Responsible Officer of the Company;

         (b) to each Holder, promptly after the same are sent, copies of all financial statements and reports which any Nexstar Entity sends to its shareholders, partners or members; and promptly after the same are filed, copies of all financial statements and regular, periodical or special reports which any Nexstar Entity may make to, or file with, the Securities and Exchange Commission, other than filings on Form 11-K and S-8; and

         (c) to each Holder of Series AA Preferred Interests, such additional business, financial and other information with respect to the Company or any of its Subsidiaries as such Holder, may from time to time reasonably request.

         (d) to each Holder, so long as it holds any Purchased Interests, such additional information with respect to the Company or any of its Subsidiaries as is reasonably requested by such Holder from time to time in connection with (i) the preparation of such Holder's tax returns relating to its investment in the Company, (ii) with respect to any Holder that is a limited partnership or limited liability company, any information required to be provided to its limited partners or members, and (iii) with respect to any Holder that is an Affiliate of a financial holding company (as defined in 12 U.S.C. ss. 1841), any reporting or record-keeping requirements applicable to such an Affiliate.

         SECTION 7.03 Other Notices. The Company shall deliver to each holder of Series AA Preferred Interests: (a) written notice of, immediately upon becoming aware thereof, the holder of any Capital Stock of the Company or any Indebtedness of the Company or its Subsidiaries in excess of Five Million Dollars ($5,000,000) giving notice or taking any action with respect to a claimed default; (b) written notice of any material adverse change in the property, business, operations, or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; (c) copies of any material notice delivered to any lender pursuant to the Senior Loan Agreement; and (d) written notice of any event, occurrence, condition, change, development or effect shall exist that, individually or in the aggregate, has resulted in, or could reasonably be expected to become or result in, a Material Adverse Effect. Each notice given under this Section 7.03 shall describe the subject matter thereof in reasonable detail and shall set forth the action that the Company has taken or proposes to take with respect thereto. The foregoing shall not limit the Company's obligation to give other notices under this Agreement.

         SECTION 7.04 FCC Information. As soon as possible and in any event within five days after the receipt by any Nexstar Entity from the FCC or any other Governmental Authority or filing or receipt thereof by any Nexstar Entity, provide to each Holder (a) any citation, notice of violation or order to show cause issued by the FCC or any Governmental Authority with respect to any Nexstar Entity which is available to any Nexstar Entity, in each case which could reasonably be expected to have a Material Adverse Effect and (b) if applicable, a copy of any notice or application by any Nexstar Entity requesting authority to or notifying the FCC of its intent to cease broadcasting on any broadcast station for any period in excess of ten days.

         SECTION 7.05 FCC Licenses and Regulatory Compliance. The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with all terms and conditions of all FCC Licenses covering the Stations of any Nexstar Entity, all Federal, state and local laws, all rules, regulations and administrative orders of the FCC and all state and local commissions or authorities which are applicable to the Company and/or its Subsidiaries or the operation of the Stations of any Nexstar Entity.

         SECTION 7.06 License Lapse. As soon as possible and in any event within five days after the receipt thereof by any Nexstar Entity, the Company will give the Holder notice of any lapse, termination or relinquishment of any material License, permit or other authorization from the FCC or other Governmental Authority held by any Nexstar Entity or any failure of the FCC or other

Governmental Authority to renew or extend any such License, permit or other authorization for the usual period thereof and of any complaint or other matter filed with or communicated to the FCC or other Governmental Authority, of which any Nexstar Entity has knowledge and in any such case which could reasonably be expected to have a Material Adverse Effect.

         SECTION 7.07 Maintenance of Corporate, Limited Liability Company or Partnership Existence, etc7.07 . Except as permitted under the Senior Loan Agreement, the Company shall, and shall cause each of its Subsidiaries to, cause to be done at all times all things necessary to maintain and preserve the corporate, limited liability company or partnership existence, as the case may be, of each Nexstar Entity; provided, however, the Company shall be permitted to liquidate or dissolve NFH II if such action (i) would not cause a default or an event of default under the Senior Loan Documents, the High Yield Note Documents or the Discount Note Documents, and (ii) could not reasonably be expected to have a Material Adverse Effect or adversely affect the holders of the Series AA Preferred Interests.

         SECTION 7.08 Maintenance of Property; Insurance. The Company will, and will cause each of its Subsidiaries to, keep all of the material property and facilities that are useful and necessary in the business of the Nexstar Entities in such condition as is sufficient for the operation of such business in the ordinary course and will maintain, and cause each of its Subsidiaries to maintain, such insurance as may be required by law and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated to the Nexstar Entities.

         SECTION 7.09 Compliance with Laws, etc.. The Company will, and will cause each of its Subsidiaries to, comply with the Requirements of Law of any Governmental Authority, and the requirements of all Contractual Obligations, other than the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

         SECTION 7.10 Books and Records; Inspection. The Company will, and will cause each of its Subsidiaries to, keep proper books and records reflecting all of their business affairs and transactions in accordance with GAAP. The Company will, and will cause its Subsidiaries to, permit the Holder, or any of their respective representatives or agents, upon reasonable notice and at reasonable times and intervals during ordinary business hours (or at any time if an Event of Noncompliance has occurred and is continuing), to visit all of their offices, discuss their financial matters with their officers and, subject to the right of representatives of the Nexstar Entities to be present, independent accountants (and hereby authorizes such independent accountants to discuss their financial matters with the Holder or its representatives pursuant to the foregoing) and examine and make abstracts or photocopies from any of their books or other corporate records, all at the Company's expense for any charges imposed by such accountants or for making such abstracts or photocopies, but otherwise at the Holder's expense.

         SECTION 7.11 Use of Proceeds. The Company will, or cause its Subsidiaries to use, the proceeds of the sale of the Purchased Interests to (a) pay the fees and expenses in connection with the transactions contemplated hereby and (b) redeem ABRY Convertible Preferred Interests to the full extent of any remaining proceeds after payment of the foregoing amounts; provided, that on the Closing Date and immediately after the Closing hereunder, ABRY and Sook shall purchase Common Interests of the Company resulting in cash proceeds to the Company (i) in an amount sufficient to (A) redeem all ABRY Convertible Preferred Interests remaining outstanding after giving effect to the payment in clause (b) of this Section 7.11 and (B) repay $20,000,000 of Indebtedness outstanding under the Senior Loan Agreement; provided, further, that the Company shall cause all such proceeds to be applied to such redemptions and repayment on the Closing Date as described in the Funds Flow Memorandum and (ii) which will extinguish all "Commitment Amounts" set forth in Section 3.2 of the LLC Agreement.

         SECTION 7.12 Amendment to Maturity Date. Upon written request from the Required Holders delivered at any time after the repayment in full of all Indebtedness outstanding under the Senior Loan Agreement, the Company shall execute an amendment to this Agreement amending the Series AA Maturity Date to be the earlier of the Series AA Maturity Date as then in effect or the date which is one year after the repayment in full of all Indebtedness outstanding under the Senior Loan Documents (other than an ABRY Capital Contribution Agreement), the Discount Note Documents and the High Yield Note Documents.

                                  ARTICLE VIII

                               NEGATIVE COVENANTS

                  The Company and each of its Subsidiaries agrees with the Holder that, as long as any Series AA Preferred Interests remain outstanding:

         SECTION 8.01 Business Conducted. Neither the Company nor any of its Subsidiaries shall engage in any businesses which are not reasonably similar, ancillary, complementary or related to the businesses in which the Company or its Subsidiaries are engaged in on the date hereof except to such extent as would not be material to the Company and its Subsidiaries, taken as a whole.

         SECTION 8.02 Certain Security Issuances.

         (a) Company Capital Stock. The Company shall not create or issue any class or series of Capital Stock ranking pari passu with or senior to the Series AA Preferred Interests with respect to the right to receive distributions from the Company; provided, that during the period beginning on the date of receipt of the Compliance Certificate for the period ending December 31, 2001 and ending on date of receipt of the Compliance Certificate for the period ending September 30, 2002 but in no event later than November 15, 2002 (the "Redemption Period"), the Company may issue up to $10,000,000 of Capital Stock ranking pari passu with the Series AA Preferred Interests (the "Additional Preferred Interests") on terms and conditions no less favorable to the Company than the terms of the Series AA Preferred Interests, if (i) after giving effect to such issuance, the Consolidated Total Leverage Ratio would be less than (A) with respect to any issuance occurring on or prior to the date of receipt of the Compliance Certificate for the period ending June 30, 2002 (but in no event later than August 15, 2002), 8.00 to 1.00 or (B) with respect to any issuance thereafter,
7.50 to 1.00, and (ii) the Company uses the proceeds of such issuance solely for the redemption of ABRY Convertible Preferred Interests outstanding on such date.

         (b) Security Issuances to ABRY and Affiliates. The Company shall not incur or suffer to exist any Indebtedness for borrowed money to ABRY or to any Affiliate of ABRY. The Company shall not permit any of its Subsidiaries to issue Capital Stock to ABRY or to any Affiliate of ABRY, except that NFH II and Nexstar Finance Holdings may issue additional ABRY Convertible Preferred Interests to ABRY, subject to the provisions of the Subordination Agreement.

         (c) Subsidiary Capital Stock. The Company shall not permit any of its Subsidiaries to issue any Capital Stock except to (i) a Wholly-Owned Subsidiary of the Company, (ii) pursuant to Section 8.02(b) or (iii) in connection with the creation of a bona fide joint venture with a third Person or Persons, none of which is an Affiliate of ABRY, and to the extent permitted under the Senior Loan Agreement.

         SECTION 8.03 Limitation on Modifications of Charter Documents and Certain Other Agreements. Neither the Company nor any of its Subsidiaries will amend, modify or change: (a) any Charter Document or equivalent organizational document (including, without limitation, by the filing or modification of any certificate of designation); (b) the provisions of (i)
Section 8.10 of the Senior Loan Agreement as in effect on the date hereof, (ii)
Section 4.07 of the Discount Note Indenture as in effect on the date hereof,
(iii) Section 4.07 of the High Yield Note Indenture as in effect on the date hereof, in each case, including any amendments, modifications or changes (including through the operation of financial covenants or otherwise) that would indirectly have an effect on such sections (or any successor provisions thereto); or (c) any Transaction Document, unless in each case such amendment, modification, change or other action contemplated by this Section 8.03 could not reasonably be adverse to the interests of any Holder of Series AA Preferred Interests in any material respect and would not treat any Holder of the Purchased Common Interests in a manner different from the holders of Class A Interests in any material respect.

         SECTION 8.04 Limitation on Certain Restrictions on Subsidiaries. Neither the Company nor any Subsidiary will, directly or indirectly, create or otherwise cause or suffer to exist or become effective any Lien or restriction on the ability of any Subsidiary to (a) pay Distributions on its Capital Stock that is owned by the Company or any of its Subsidiaries; (b) pay any Indebtedness owed to the Company or any Subsidiary; (c) make loans or advances to the Company or any Subsidiary; or (d) transfer any of its Properties to the Company or any Subsidiary, except for such Liens or restrictions:

                  (i) existing under or by reason of (A) applicable law; (B) this Agreement; (C) the Senior Loan Documents, Discount Note Documents or High Yield Note Documents, substantially as such restrictions are in effect on the date hereof; (D) customary provisions restricting subletting or assignment of any lease governing a leasehold interest; (E) customary provisions restricting assignment of any licensing agreement entered into by the Company or any Subsidiary in the ordinary course of business; and (F) restrictions on the transfer of any equipment or other asset subject to a purchase money security interest or similar Lien permitted under the Senior Loan Documents;

                  (ii) (A) expiring on or before March 31, 2010 or (B) relating to Indebtedness that matures not later than March 31, 2010 and terminating upon the payment in full thereof;

                  (iii) that do not encumber or restrict the ability of any Subsidiary to make tax distributions to the Company or any other Subsidiary beyond the extent to which the Company and its Subsidiaries are restricted from making such tax distributions as of the Closing Date; or

                  (iv) that do not encumber or restrict the ability of any Subsidiary to make distributions upon a Change of Control to the Company or any other Subsidiary beyond the extent to which the Company and its Subsidiaries are restricted from making such Change of Control distributions as of the Closing Date.

         SECTION 8.05 Consolidations, Mergers, Acquisitions, etc. The Company will not, and will not suffer or permit any of its Subsidiaries to, wind up, liquidate or dissolve themselves, consolidate or amalgamate with or merge into or with any other Person, or purchase or otherwise acquire (or enter into any agreement to purchase or otherwise acquire) any television broadcasting station or any Person, or all or substantially all of the assets of any Person (or of any principal line of business or division thereof) or convey, sell, transfer, lease or otherwise dispose of all or substantially all of their respective assets, either in one transaction or a series of related transactions, to any other Person or Persons, except to the extent permitted under the Senior Loan Documents and, after repayment in full of the obligations thereunder, as would have been permitted under the Senior Loan Documents as last in effect.

         SECTION 8.06 Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

         (a) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person; and

         (b) the Company delivers to each Holder:

                  (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of NFH II certifying that such Affiliate Transaction complies with this Section 8.06 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

                  (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

provided, that the following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of the prior paragraph:

         (A) Guaranty Obligations of the Nexstar Entities with respect to the Management Loan, in an amount not to exceed an aggregate principal amount of $3,000,000 (the "Management Loan Guaranty");

         (B) the transactions contemplated under Sections 7.11, 8.02(a) and 8.02(b), the ABRY Capital Contribution Agreements and the Subordination Agreement;

         (C) any employment agreement entered into by the Company or a Subsidiary in the ordinary course of business of the Company or such Subsidiary;

         (D) transactions between or among the Company and/or its Subsidiaries;

         (E) loans, advances, payment of reasonable fees, indemnification of directors, or similar arrangements to officers, directors, employees and consultants who are not otherwise Affiliates of the Company; and

         (F) transactions under any contract or agreement in effect on the date hereof as the same may be amended, modified or replaced from time to time so long as any amendment, modification, or replacement is no less favorable to the Company and the Subsidiaries than the contract or agreement as in effect on the date of this Agreement, subject to Section 8.08(c).

         SECTION 8.07 Financial Covenants

         (a) Incurrence of Indebtedness The Company will not, and will not permit any of its Subsidiaries to, create, incur, issue, assume, or otherwise become directly or indirectly liable with respect to any Indebtedness other than Refinancing Indebtedness, if the Consolidated Total Leverage Ratio, on a Pro Forma Basis after giving effect to such incurrence on the last day of the applicable Measurement Period, would exceed the ratio set forth below:

              Date of Incurrence                                                Ratio
              ------------------                                                -----
              Date hereof through and including                                 8.00 to 1.00
              June 30, 2002

              July 1, 2002 through and including                                7.25 to 1.00
              June 30, 2005

              July 1, 2005 through and including                                7.00 to 1.00
              June 30, 2006

              July 1, 2006 and thereafter                                       6.75 to 1.00

         (b) Limitation on Capital Expenditures. The Company will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures during any Fiscal Year which exceed, in the aggregate for the Company and its Subsidiaries, the amount permitted under the Senior Loan Documents and, after repayment in full of the obligations thereunder, as would have been permitted under the Senior Loan Documents as last in effect.

         (c) Minimum Consolidated Operating Cash Flow. As of the last day of each Fiscal Quarter, the Company will not permit Consolidated Operating Cash Flow for such Fiscal Quarter to be less than the sum of (a) the applicable amount set forth below:

              Quarter Ending                                                    Base Amount
              --------------                                                    -----------
              September 30, 2001                                                $41,500,000

              December 31, 2001                                                 $36,500,000

              March 31, 2002                                                    $38,500,000

              June 30, 2002                                                     $42,000,000

              September 30, 2002                                                $43,000,000

              December 31, 2002                                                 $45,000,000

              March 31, 2003                                                    $47,000,000

              June 30, 2003                                                     $47,000,000

              September 30, 2003                                                $46,000,000

              December 31, 2003                                                 $45,000,000

              March 31, 2004                                                    $43,000,000

              June 30, 2004                                                     $44,000,000

              September 30, 2004                                                $48,000,000

              December 31, 2004                                                 $52,000,000

              March 31, 2005                                                    $52,000,000

              June 30, 2005                                                     $52,000,000

              September 30, 2005                                                $50,000,000

              December 31, 2005                                                 $48,000,000

              Thereafter                                                        $49,000,000


 plus (b) an amount equal to eighty-five percent (85%) of the aggregate amount (determined on an annualized basis with respect to any adjustment for less than a full year) of any increases to Consolidated Operating Cash Flow on a Pro Forma Basis pursuant to clause (c)(ii)(B) of the definition thereof for all acquisitions and other transactions described in such clause (c)(ii)(B) effected by the Company or any of its Subsidiaries after the Closing Date and prior to the last day of such Fiscal Quarter minus (d) for any sale or disposition of a Station by the Company or any of its Subsidiaries after the Closing Date and prior to the last day of such Fiscal Quarter, an amount calculated for each such Station in accordance with clause (c)(ii)(A) of the definition of Consolidated Operating Cash Flow herein, but only to the extent to which such amount has been applied on a Pro Forma Basis to reduce Consolidated Operating Cash Flow in any Fiscal Quarter.

         SECTION 8.08 Restricted Payments.


         (a) The Company shall not declare or pay any Distribution in respect of any of its Capital Stock other than:

                  (i) Distributions in accordance with and subject to the priorities set forth in Section 4.1(a) of the LLC Agreement;

                  (ii) Distributions for tax purposes as provided in Section 4.1(c) of the LLC Agreement; and

                  (iii) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company by any member or former member of the Company's (or any of its Subsidiaries') management, or by any of their respective directors, employees or consultants; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock may not exceed the sum of (A) $750,000 in any calendar year (with unused amounts in any calendar year being available to be so utilized in succeeding calendar years) and (B) the net cash proceeds to the Company from any issuance or reissuance of Capital Stock to members of management and the net cash proceeds to the Company of any "keyman" life insurance proceeds.

         (b) The Company shall not permit any of its Subsidiaries to, declare or pay any Distribution in respect of any of its Capital Stock except to the Company or to a Wholly-Owned Subsidiary of the Company; provided, that NFH II or Nexstar Finance Holdings may redeem ABRY Convertible Preferred Interests with the proceeds of (i) the sale of Additional Preferred Interests issued in compliance with Section 8.02(a) and (ii) Indebtedness incurred, in compliance with Section 8.07(a), and applied to such redemption during the Redemption Period.

         (c) The Company shall not and shall not permit any of its Subsidiaries to pay any management (or similar) fees or expenses to ABRY, unless so long as no Potential Event of Noncompliance or Event of Noncompliance exists both before and after giving effect to such payments, the Company and its Subsidiaries are permitted to (i) pay such Person's share of the corporate overhead expenses of ABRY Partners, LLC or its Affiliates in an aggregate amount for all such overhead expenses not to exceed $50,000 in any Fiscal Year, and (ii) pay management fees to ABRY Partners, LLC or its Affiliates, so long as the aggregate amount of all such management fee payments does not to exceed $75,000 per Station per Fiscal Year and $300,000 in the aggregate for all Stations per Fiscal Year (with unpaid amounts from any Fiscal Year available to be paid any succeeding Fiscal Year), in each case as the amount of such corporate overhead expenses and management fees may be increased annually based on the consumer price index.

         SECTION 8.09 Limitation on Restrictive Agreements. The Company shall not and shall not permit its Subsidiaries to extend, or agree to extend, the maturity date of any Indebtedness outstanding on the Closing Date to be later than, or after the Closing Date incur any Indebtedness with a maturity date later than, June 30, 2010. Except for Contractual Obligations in effect on the Closing Date neither the Company nor any of its Subsidiaries shall, enter into any Contractual Obligation (including any amendment to any Contractual Obligation in effect on the Closing Date) which would expressly restrict or prohibit the ability of the Company to make:

                  (a) (i) tax distributions pursuant to Section 4.1(c) of the LLC Agreement; or

                      (ii) redemption payments upon a Change of Control in
                  respect of the Series AA Preferred Interests or the Purchased Common Interests, in each case, beyond the extent to which the Company is restricted from making such payments as of the Closing Date; or

                  (b) any other payment in respect of the Series AA Preferred Interests or Purchased Common Interests beyond the extent to which the Company is restricted from making such payments as of the Closing Date;

unless such restrictions under this Section 8.09 either (i) expire prior to June 30, 2010 or (ii) relate to Indebtedness that matures not later than June 30, 2010 and terminate upon the payment in full thereof.

         SECTION 8.10 Changes to Board Observer Policy. The Company shall not and shall not permit its Subsidiaries to amend, alter, change or repeal the Board Observer Policy after the date hereof unless (i) independent outside FCC counsel to the Company shall determine that the participation by the Board Observers (as defined in the Investors Agreement) in accordance with the terms of the Board Observer Policy shall result in the Person holding the right to appoint such Board Observers owning an "attributable interest" as defined by the FCC, (ii) such determination is based on a formal action by the FCC occurring after the date hereof, and (iii) FCC counsel selected by the Required Holders reasonably concurs with such determination.

                                   ARTICLE IX

                            ANTI-DILUTION PROTECTION

         The Company hereby covenants and agrees with each Holder for so long as any Purchased Common Interests remain outstanding:

         SECTION 9.01 Dilutive Issuances.

                  (a) Limitation on Dilutive Issuances. Except for Permitted Issuances, the Company shall not (i) issue or agree to issue any Restricted Interests or any security convertible into or exercisable for Restricted Interests unless the consideration per Restricted Interest therefor (plus any amount payable upon the conversion or exercise of any such security) is at least equal to the Capital Value per Restricted Interest immediately prior to such issuance (if Restricted Interests or securities convertible into or exercisable for Restricted Interests are issued together with Interests or securities that are not Restricted Interests or convertible into or exercisable for securities that are not Restricted Interests, then for purposes of this Section 9.01 the consideration received will first be deemed to have been received in respect of such Restricted Interests or securities convertible into or exercisable for such Restricted Interests) or (ii) issue or sell any additional Capital Stock for a consideration (including any amount payable upon exercise or conversion of any such security) per Interest less than the Fair Market Value Per Interest of such Capital Stock or the respective Interests underlying such Capital Stock (that is not itself an Interest), unless prior to the date of such issuance the Company and the Required Holders have agreed upon an appropriate anti-dilution adjustment to the Series AA Preferred Interest Capital Value or the points allocable to the Class D-2 Interests or have agreed upon an issuance of additional Interests to the Holders to protect the Holders from dilution due to such issuance or sale ("Antidilution Interests").

                  (b) Other Action Affecting Common Interests. In case at any time or from time to time the Company shall take any action relating to any class or series of Common Interests other than the Class D-2 Interests (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then, unless in the opinion of the Board such action will not have a material adverse effect upon the rights of any Holder of Purchased Common Interests (taking into consideration, if necessary, any prior actions which the Board of Directors deemed not to materially adversely affect the rights of such Holder), the Company shall issue Antidilution Interests in such manner and at such time as the Board may in good faith determine to be equitable in the circumstances.

                  (c) Notice. Whenever the Company desires to issue Interests, or any other Capital Stock other than pursuant to a Permitted Issuance, unless otherwise agreed by the Required Holders, the Company shall deliver written notice of such Issuance to each Holder not less than five business days prior to the date of such issuance, setting forth a description of the basis on which the Board determined, as applicable, the Fair Market Value Per Interest of the Common Interests in question, the fair market value of any evidences of Indebtedness, shares of stock, other securities, warrants, other subscription or purchase rights, or other property and the equitable nature of any adjustment under this Section 9.01 or the number of Antidilution Interests, if any, that the Company proposes to issue to each Holder.

                  (d) No Dilution or Impairment. The Company will not, by amendment of the LLC Agreement or through any reorganization, recapitalization, transfer of assets, consolidation, merger, equity exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Section 9.01, and will at all times in good faith assist in the carrying out of all such terms and in taking of all such action as may be necessary or appropriate to protect the rights of the Holder of each Common Interest purchased hereunder against dilution or other impairment.

         SECTION 9.02 Other Adjustments. Upon any Full Ratchet Issuance, the Company shall issue to the Holders of Purchased Common Interests an aggregate number of Class D-2 Interests as Antidilution Interests such that:

                  (i) the percentage obtained by dividing (A) the aggregate number of Points allocable to the Purchased Common Interests outstanding immediately prior to such Full Ratchet Issuance by (B) the aggregate number of Points allocable to all Common Interests then outstanding immediately prior to such Full Ratchet Issuance;

would be equal to:

                  (ii) the percentage obtained by dividing (A) the aggregate number of Points allocable to (I) the Purchased Common Interests outstanding immediately prior to such Full Ratchet Issuance and (II) the Antidilution Interests issued pursuant to this Section 9.02 by (B) the aggregate number of Points allocable to all Common Interests outstanding after giving effect to such Full Ratchet Issuance and the issuance of the foregoing Antidilution Interests.

Upon the issuance thereof, all Antidilution Interests shall be deemed to be Purchased Common Interests for all purposes under this Agreement (other than the foregoing computations in this Section 9.02).

                                    ARTICLE X

                                   REDEMPTION

         SECTION 10.01 Put Rights.


         (a) Redemption Option. Upon the earliest to occur of (i) (A) the Series AA Preferred Interest Maturity Date, or (B) an Initial Public Offering, each Holder shall have the right, but not the obligation, to cause the Company to redeem all or any portion of the Series AA Preferred Interests or (ii) a Change of Control, each Holder shall have the right, but not the obligation, to cause the Company to redeem all or any portion of its Purchased Interests, in each case on the terms and subject to the conditions of this Section 10.01 by giving written notice thereof (the "Redemption Notice"). The Redemption Notice shall specify the number of Purchased Interests to be redeemed. In the event the Company or any of its Subsidiaries or any members of the Company propose to effect any Change of Control or an Initial Public Offering, to the extent permissible by law, the Company shall give each Holder written notice thereof not later than thirty (30) days prior to the proposed date of consummation of such transaction. Upon the Company's receipt of a Redemption Notice from a Holder, subject to the availability of Available Funds to effect such redemption as provided in Section 10.01(c), the Company shall be obligated to redeem all or such portion of each Holder's Purchased Interests subject to the Redemption Notice at the closing therefor described in Section 10.03, provided, that with respect to any redemption pursuant to Section 10.01(a)(ii), Section 4.15 of the High Yield Note Indenture and Section 4.15 of the Discount Note Indenture have been complied with prior thereto or concurrently therewith.

         (b) Redemption Price. The redemption price for the Purchased Interests redeemed by the Company pursuant to this Section 10.01 (the "Redemption Price") shall be equal to (i) with respect to each Purchased Common Interest, the Fair Market Value per Interest of the Purchased Common Interests; and (ii) with respect to each Series AA Preferred Interest, the sum of the Unreturned Series AA Preferred Interest Capital Value of such Preferred Interest plus all Unpaid Series AA Preferred Return accrued thereon through the date of redemption.

         (c) Available Funds. Payment of the Redemption Price under this Section
10.01 shall only be out of Available Funds. In the event Available Funds are insufficient to pay the purchase price for the entire amount of Purchased Interests for which redemption has been requested, then each Holder having elected redemption may elect pursuant to written notice given to the Company:
(i) that such Holder's redemption rights pursuant to the Redemption Notice shall remain exercised and the redemption shall be deferred until any of the first five (5) Business Days after there are sufficient Available Funds to effect such redemption; provided, that, as and to the extent that there are sufficient Available Funds to effect such redemption, the Company shall promptly make partial payments of the Redemption Price to such Holder, in which case there shall be a series of redemptions, each of which shall take place not more than five (5) Business Days after there are sufficient Available Funds to effect such redemption to an extent that would permit such partial payments of the Redemption Price in increments of not less than Five Hundred Thousand Dollars ($500,000) or (ii) that the exercise of the redemption rights pursuant to
Section 10.01(a) shall be rescinded in whole or in part at the option of such Holder with the result that such Holder may require the Company to redeem its Purchased Interests at any time thereafter in accordance with the provisions of this Section 10.01 until one year after the date such Holder gives notice to rescind the exercise of such redemption rights.

         SECTION 10.02 Call Rights.

         (a) Liquidity Event Call. Upon the occurrence of (i) an Initial Public Offering or (ii) a Change of Control, the Company shall have the right, but not the obligation, to purchase all or any part of the Series AA Preferred Interests held by the Holders at a purchase price equal to the sum of the Unreturned Series AA Preferred Interest Capital Value of such Preferred Interests plus all Unpaid Series AA Preferred Return accrued thereon through the date of redemption out of Available Funds.

         (b) General Call Right. In the absence of (i) an Initial Public Offering or (ii) a Change of Control and at any time following the Closing Date, the Company shall have the right, but not the obligation, to purchase all or any part of the Series AA Preferred Interests held by the Holders at a purchase price equal to the sum of the Unreturned Series AA Preferred Interest Capital Value of such Preferred Interests plus all Unpaid Series AA Preferred Return accrued thereon through the date of redemption out of Available Funds.

         (c) Optional Redemption. Any call for redemption to the extent of Available Funds of the Series AA Preferred Interests held by the Holders pursuant to this Section 10.02 shall be made, by giving written notice to the Holders of the Series AA Preferred Interests to be redeemed no less than ten
(10) days prior to the date fixed for redemption, which notice shall specify the number of such Preferred Interests to be redeemed. If less than all the Series AA Preferred Interests held by the Holders are to be redeemed, the notice of redemption shall identify the Series AA Preferred Interests held by the Holders and portion thereof to be redeemed. Notice of call for redemption having been given as aforesaid, the amount to be redeemed shall on the date designated in such notice become due and payable unless such notice is revoked. From and after such date, unless the Company shall default in payment of the Redemption Price therefor when so due and payable, the Series AA Preferred Return on such Preferred Interests shall cease to accrue.

         (d) Pro Rata Allocation. Any redemption by the Company of less than all of the Series AA Preferred Interests pursuant to this Section 10.02 shall be allocated among each Holder of Series AA Preferred Interests, pro rata, based on the number of Series AA Preferred Interests held thereby.

         SECTION 10.03 Closing.The closing for the redemption or purchase of the Interests under Section 10.01 or 10.02 shall take place on such date as the parties to the redemption or purchase may mutually agree in writing; provided, that the closing occurs no later than thirty (30) days after the date (i) subject to Section 10.01(c), of the final determination of the purchase price in the case of a redemption or purchase pursuant to Section 10.01, or (ii) the Company has exercised its right to purchase all or part of the Series AA Preferred Interests under 10.02. The closing of such redemption or purchase shall take place at the principal place of business of the Company at 10:00 a.m., local time, or at such other place and time as the parties to such redemption or purchase may mutually agree in writing. At the closing:

         (a) the party redeeming or selling all or part of its Purchased Interests (the "Selling Holder") shall execute and deliver to the Company such documents, certificates and other papers as the Company may reasonably require to effect the transfer and conveyance by assignment of absolute title to the Company of that portion of the Selling Holder's Purchased Interests being redeemed or purchased (the "Redeemed Interest") free and clear of all Liens created by such Selling Holder, and the Selling Holder shall so represent and warrant;

         (b) the Company shall purchase the Redeemed Interest by delivering to the Holder electing redemption the full amount of the purchase price as determined under Section 10.01 or 10.02, as applicable, and the Company shall execute and deliver to the Holder electing redemption such documents, certificates and other papers to effect such transactions as the Holder electing redemption may reasonably require;

         (c) both the Company and the Selling Holder shall present to the other such evidence of the authority of such Person and its agent or representative, if any, to enter into such transaction as such other party may reasonably request; and

         (d) both the Company and the Selling Holder shall covenant to execute all such documents and take all such further action as may be necessary to effect the provisions of, and transactions described in and contemplated by, the applicable provisions of this Article X.

                                   ARTICLE XI

                             EVENTS OF NONCOMPLIANCE

         SECTION 11.01 Events of Noncompliance. An "Event of Noncompliance" shall occur hereunder upon:


         (a) any failure to make (i) any redemption payment pursuant to Article X (notwithstanding the proviso in Section 10.01(a)) on any of the Purchased Interests when due, whether upon demand or otherwise or (ii) distributions under
Section 4.1(c) of the LLC Agreement in respect of the Series AA Preferred Interests on or prior to March 15 of any Fiscal Year, in an amount not less than the Minimum Tax Distribution Amount;

         (b) the Company shall fail to comply with any of the covenants set forth in Article VIII or Article IX;

         (c) default shall occur in any material manner in the observance or performance by the Company of any of the other covenants and agreements contained in this Agreement or any of the other Transactions Documents, and such default shall continue (provided, that for purposes of determining whether an Event of Noncompliance is continuing for purposes of (i) Section 1 of the Investors Agreement and (ii) the computation of the Series AA Preferred Return as set forth in the LLC Agreement, ninety (90) days after the date of such written notice, any default relating solely to a failure to provide a notice required to be provided by any Transaction Document shall be deemed to be cured upon the provision of such notice even if such notice is delivered after the time by which such Transaction Document required such notice to be delivered) for a period of sixty (60) days after the earlier to occur of (A) the date on which any Holder notifies the Company of any such default and (B) the date on which the Company discovers, or reasonably should have discovered, any such default;

         (d) any Transaction Document shall terminate (other than in accordance with its terms or with the written consent of the Required Holders) or become void or unenforceable without the written consent of the Required Holders;

         (e) the Company or any Subsidiary (i) fails to make any payment or dividend, as applicable, in respect of any Indebtedness having an aggregate principal amount of $5,000,000 or more when due (whether by scheduled maturity, required prepayment, required redemption or repurchase, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to such Indebtedness such Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure if the effect of such failure, event or condition referred to in this clause (ii) is to cause, such Indebtedness to be declared to be redeemed, repurchased or due and payable prior to its stated maturity;

         (f) the Company or any of its Subsidiaries (i) shall commence any Insolvency Proceeding with respect to itself; or (ii) shall take any action to effectuate or authorize any of the foregoing;

         (g) (i) any involuntary Insolvency Proceeding is commenced or filed against Company or any of its Subsidiaries or any writ, judgment, warrant of attachment, execution or similar process, shall be issued or levied against a substantial part of the Company's or any of its Subsidiaries' properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy; (ii) the Company or any of its Subsidiaries shall admit the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or
(iii) the Company or any of its Subsidiaries shall acquiesce in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business;

         (h) one or more non-interlocutory judgments, orders or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate a liability (not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 60 days after the entry thereof;

         (i) the Company shall file a certificate of dissolution under applicable state law or shall be liquidated, dissolved or wound-up or shall commence or have commenced against it any action or proceeding for dissolution, winding-up or liquidation, or shall take any action in furtherance thereof; or

         (j) any order, judgment or decree shall be entered against the Company or any of its Subsidiaries decreeing the dissolution or split up of the Company or any of its Subsidiaries and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

         (k) any of the Company's Subsidiaries shall fail to have all required authorizations and licenses (including FCC Licenses), the failure of which individually or in the aggregate would have a Material Adverse Effect.

         SECTION 11.02 Remedies. If any Event of Noncompliance occurs and is continuing, in addition to all rights and remedies available at law or in equity, the Series AA Preferred Return shall be subject to increase as set forth in the LLC Agreement and the Holders shall have certain rights set forth in the Investors Agreement.

                                   ARTICLE XII

                                 INDEMNIFICATION

         SECTION 12.01 Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Company shall indemnify and hold harmless the Purchaser and its Affiliates and its officers, directors, agents, employees, subsidiaries, partners and controlling persons (the "Related Parties" of a Purchaser, and together with the Purchaser, each, an "Indemnified Party") to the fullest extent permitted by law, from and against any and all losses, claims, damages (excluding consequential damages; provided, that damages relating to the diminution in value of any Purchased Interest shall not be deemed to be consequential damages), expenses (including reasonable fees, disbursements and other charges of counsel) or other liabilities (collectively, "Losses") resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company in any Transaction Document, or any legal, administrative or other actions (including actions brought by the Company or any equity holders of the Company or derivative actions brought by any Person claiming through or in the Company's name), proceedings or investigations (whether formal or informal), based upon, relating to or arising out of any Transaction Document or the transactions contemplated hereby and thereby, or any Indemnified Party's role therein or in the transactions contemplated thereby; provided that the Company shall not be liable under this
Section 12.01 to an Indemnified Party: (a) for any amount paid in settlement of claims without the Company's prior written consent, (b) to the extent that it is judicially determined that such Losses resulted primarily from the willful misconduct or gross negligence of such Indemnified Party or any of its Related Parties or (c) to the extent that it is judicially determined that such Losses resulted primarily from the material breach by such Indemnified Party or any of its Related Parties of any representation, warranty, covenant or other agreement of such Indemnified Party or any of its Related Parties contained herein or in the other Transaction Documents; and provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Losses which shall be permissible under applicable laws. In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnified Party for all such expenses (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Party; provided, that without limiting the Company's indemnity obligations hereunder, the Company shall not be required to reimburse such expenses in connection with any legal action brought by the Company or the Purchaser (or any of their Related Parties) against the Purchaser (or any of their Related Parties) or the Company, respectively; provided, further, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is judicially determined that the Losses in question resulted primarily from (i) the willful misconduct or gross negligence of such Indemnified Party or any of its Related Parties or (ii) the material breach by such Indemnified Party or any of its Related Parties of any representation, warranty, covenant or other agreement of such Indemnified Party or any of its Related Parties contained herein or in any Transaction Document.

         SECTION 12.02 Notification. Each Indemnified Party under this Article XII will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article XII, notify the Company in writing of the commencement thereof. The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article XII or (b) under this Article XII unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses or the Company is otherwise irrevocably prejudiced in defending such proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the

Company shall be entitled to assume the defense thereof at its own expense, with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the Company's election to appoint counsel to represent the Indemnified Parties in an action, each Indemnified Party shall have the right to employ separate counsel (including local counsel), and the Indemnifying Parties shall bear the reasonable fees, costs and expenses of such separate counsel (and local counsel) if (i) the use of counsel chosen by the Company to represent the Indemnified Parties would present such counsel with a conflict of interest, (ii) the defendants in any such action include both an Indemnified Party and the Company and any such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Company, (iii) the Company shall not have employed counsel satisfactory to such Indemnified Party to represent such Indemnified Party within a reasonable time after notice of the institution of such action or (iv) the Company shall have authorized the Indemnified Party to employ separate counsel at the expense of the indemnifying party. The Company agrees that it will not, without the prior written consent of the Required Holders, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchaser and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without the prior written consent of the Company. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

                                  ARTICLE XIII

                                  MISCELLANEOUS

         SECTION 13.01 Survival. All of the representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchaser, acceptance of the Purchased Interests and payment therefor, or termination of this Agreement.

         SECTION 13.02 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopy, overnight courier service or personal delivery:

                  (a)      if to the Company:

                           Nexstar Broadcasting Group, LLC
                           200 Abington Executive Park, Suite 201
                           Clarks Summit, PA 18411
                           Attention:  President

                           with copies (which will not constitute notice to the Company) to:

                           ABRY Partners, Inc.
                           18 Newbury Street
                           Boston, MA  02116
                           Attention:  Jay Grossman
                           Telecopy No.:  (617) 859-7205
                           and to:

                           Kirkland & Ellis
                           153 East 53rd Street
                           New York, NY  10022-4675
                           Attention:  John L. Kuehn
                           Telecopy No.:  (212) 446-4900

                  (b)      if to the Purchaser:

                           BancAmerica Capital Investors I, L.P.
                           Bank of America Corporate Center
                           100 North Tryon Street, 25th Floor
                           Charlotte, NC  28255-0001
                           Attention:  Robert H. Sheridan III
                           Telecopy No.:  (704) 386-6432

                           with a copy, which shall not constitute notice, to:

                           Kennedy, Covington, Lobdell & Hickman, L.L.P. Bank of America Corporate Center
                           100 North Tryon Street, 42nd Floor
                           Charlotte, NC  28202-4006
                           Attention: Henry W. Flint, Esq.
                           Telecopy No.:  (704) 331-7598

                  (c) if to an other Holder, to the address provided in writing by such Holder to the Company.

         All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.

         SECTION 13.03 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws, the Purchaser may assign any of its rights under this Agreement. The Company may not assign any of its rights under this Agreement without the prior written consent of the Required Holders. Except as provided in Article XII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

         SECTION 13.04 Remedies Cumulative. No failure or delay on the part of the Company or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Except as expressly set forth in this Agreement, the remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at law, in equity or otherwise.

         SECTION 13.05 Amendments, Waivers and Consents. No modification or amendment of any provision of this Agreement shall be effective against the Holders or the Company unless such modification or amendment is made or given in writing and signed by the Company and the Required

Holders. Any consent to any departure of the Company from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by the Company and the Required Holders. Any such modification, amendment or consent shall be effective only in the specific instance and for the specific purpose for which made or given

         SECTION 13.06 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         SECTION 13.07 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

         SECTION 13.08 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE.

         SECTION 13.09 Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of North Carolina or the State of New York or of the United States of America for the Western District of North Carolina or of the United States of America for the Southern District of New York and hereby expressly submits (on a non-exclusive basis) to the non-exclusive personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 13.02, such service to become effective 10 days after such mailing.

         SECTION 13.10 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

         SECTION 13.11 Rules of Construction. Unless the context otherwise requires, "or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

         SECTION 13.12 Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

         SECTION 13.13 Certain Expenses. The Company agrees to pay or reimburse
(a) Purchaser for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) in connection with
(i) the negotiation, preparation, execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated thereby and (ii) any amendment, modification or waiver of any of the terms of this Agreement or the Transaction Documents; and (b) each Holder for (i) all costs and expenses of such Holder (including, without limitation, reasonable attorney's fees and expenses) in connection with any default hereunder and any enforcement proceedings resulting therefrom; and (ii) transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement or the Transaction Documents or any other document referred to herein or therein.

         SECTION 13.14 Publicity. Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto (which approval will not be unreasonably withheld). If any announcement is required by law to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

         SECTION 13.15 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                               NEXSTAR BROADCASTING GROUP, LLC

                               By: /s/ Perry A. Sook
                                   ---------------------------------------------
                                   Name: Perry A. Sook
                                   Title:   President & Chief Executive Officer

                               BANCAMERICA CAPITAL INVESTORS I, L.P.

                               By:  BANCAMERICA CAPITAL MANAGEMENT I, L.P.,
                                    its general partner

                               By:  BACM I GP, LLC, its general partner


                                    By: /s/ Robert H. Sheridan III
                                        ----------------------------------------
                                        Name:  Robert H. Sheridan III
                                        Title:    Managing Director